UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

XERIS BIOPHARMA HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

XERIS BIOPHARMA HOLDINGS, INC.
1375 West Fulton Street, Suite 1300
Chicago, Illinois 60607
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
To be held June 5, 2024
Notice is hereby given that the 2024 Annual Meeting of Stockholders, or Annual Meeting, of Xeris Biopharma Holdings, Inc., a Delaware corporation, or the Company, will be held on June 5, 2024 at 8:00 a.m. Central Time. The Annual Meeting will be held virtually this year, both to increase accessibility and encourage participation from our stockholders. You will be able to attend and participate in the Annual Meeting online (see below for details regarding admission), where you will be able to listen to the meeting live, vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. The purposes of the Annual Meeting are the following:
1.To elect three Class III directors to our board of directors to serve until the 2027 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal;
2.To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024;
3.To indicate, on a non-binding advisory basis, the preferred frequency of future stockholder advisory votes on the compensation of our named executive officers;
4.To approve, on a non-binding advisory basis, the compensation of our named executive officers;
5.To approve an amendment to the Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan, to (i) remove the “evergreen” provision which provides for annual increases in the aggregate number of shares available for issuance thereunder and (ii) increase the aggregate number of shares available for issuance thereunder by 6,636,632 additional shares; and
6.To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Only Xeris Biopharma Holdings, Inc. stockholders of record at the close of business on April 12, 2024 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.
To be admitted to the virtual Annual Meeting and vote your shares, you must register in advance at www.proxydocs.com/XERS prior to the deadline of Tuesday, June 4, 2024 at 5:00 p.m. Eastern Time and provide the control number as described in the Notice of Internet Availability of Proxy Materials or proxy card (if one was received). If your shares are held of record by a broker, bank or other nominee, you must follow the instructions from your broker, bank or other nominee. Upon completing your registration, you will receive further instructions via email, including unique links to access the Annual Meeting and to submit questions in advance of the Annual Meeting. Please see the “General Information” section of the proxy statement that accompanies this notice for more details regarding the logistics of the Annual Meeting, including the ability of stockholders to submit questions and technical details and support related to accessing the virtual platform.
We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials and our 2023 Annual Report to Stockholders, or 2023 Annual Report. The Notice contains instructions on how to access those documents and to cast your vote. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2023 Annual Report.
Your vote is important. Whether or not you are able to attend the virtual Annual Meeting, it is important that your shares be represented. Please vote as soon as possible, even if you plan to attend the Annual Meeting online, by completing, dating, signing and returning the proxy card (if one was received), or voting over the telephone or internet as instructed in the Notice. Even if you voted by proxy, you may still vote online if you attend the virtual Annual Meeting. Please note if your shares are held of record by a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee.

By order of the Board of Directors,

Paul R. Edick
Chairman and Chief Executive Officer
Chicago, Illinois
April 23, 2024
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held Online on June 5, 2024: This proxy statement and our 2023 Annual Report to Stockholders are available for viewing, printing and downloading at http://www.proxydocs.com/XERS.

TABLE OF CONTENTS

Page

GENERAL INFORMATION	1

PROPOSAL NO. 1 - ELECTION OF CLASS III DIRECTORS	5

PROPOSAL NO. 2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS XERIS' INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024	11

PROPOSAL NO. 3 - INDICATE, ON A NON-BINDING ADVISORY BASIS, THE PREFERRED FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	13

PROPOSAL NO. 4 - APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	14

PROPOSAL NO. 5 – APPROVAL OF AN AMENDMENT TO THE XERIS PHARMACEUTICALS, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN	15

CORPORATE GOVERNANCE	17

REPORT OF THE COMPENSATION COMMITTEE	23

EXECUTIVE COMPENSATION	24

DIRECTOR COMPENSATION	45

RELATED PERSON TRANSACTION POLICY AND PROCEDURES	46

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	47

PRINCIPAL STOCKHOLDERS	49

DELINQUENT SECTION 16(A) REPORTS	51

REPORT OF THE AUDIT COMMITTEE	52

HOUSEHOLDING	53

STOCKHOLDER PROPOSALS	53

OTHER MATTERS	53

FIRST AMENDMENT TO THE XERIS PHARMACEUTICALS, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN	54

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2023 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607, Attention: Corporate Secretary. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are also available on the SEC’s website at www.sec.gov.

XERIS BIOPHARMA HOLDINGS, INC.
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 5, 2024
GENERAL INFORMATION
This proxy statement contains information about the 2024 Annual Meeting of Stockholders, or the Annual Meeting, of Xeris Biopharma Holdings, Inc., which will be held on June 5, 2024 at 8:00 a.m. Central Time. The Annual Meeting will be held virtually, both to increase accessibility and encourage participation from our stockholders. You will be able to attend and participate in the Annual Meeting online (see below for details regarding admission), where you will be able to listen to the meeting live, vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. The board of directors of Xeris Biopharma Holdings, Inc. is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, the terms “Xeris,” “we,” “us,” and “our” refer to Xeris Biopharma Holdings, Inc. and its consolidated subsidiaries, as appropriate. References to “Strongbridge” refer to Strongbridge Biopharma Limited (f/k/a Strongbridge Biopharma plc). The mailing address of our principal executive offices is Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607.

When will the proxy statement and the accompanying materials be made available to stockholders?
We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 23, 2024, we intend to begin mailing a Notice of Internet Availability of Proxy Materials, or Notice to stockholders of record entitled to vote at the Annual Meeting.
Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, for most stockholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of printing our Annual Meeting materials.
We intend to mail the Notice to holders of record on or about April 23, 2024. The Notice provides instructions as to how stockholders may access and review our proxy materials on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials be sent to them by mail or electronically by e-mail. There is no charge to request a copy, but in order to receive a paper package in time for the Annual Meeting, you must make the request on or before May 24, 2024.
Who is soliciting my vote and what is the cost?
We will pay the cost of soliciting proxies. Brokers, banks and other nominees will be requested to forward proxy soliciting material to the owners of stock held in their names, and we may reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. If you choose to access the proxy materials or vote over the Internet or via telephone, you are responsible for any Internet access charges or telephone charges that you may incur.
Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, telephone, personal conversations, e-mails, or otherwise. We have hired Mediant Communications Inc. to assist us in the distribution of proxy materials and the solicitation of votes for a services fee, plus customary disbursements, which are not expected to exceed $40,000. In addition, we have hired Innisfree M&A Incorporated to assist us in the solicitation of votes for a services fee, plus customary disbursements, which are not expected to exceed $25,000.
When is the record date for the Annual Meeting?
The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 12, 2024.
How many votes can be cast by all stockholders?

Only shareholders of record at the close of business on April 12, 2024, or the Record Date, will be entitled to vote at the Annual Meeting. If on the Record Date, your shares were registered directly in your name with our transfer agent, then you are a shareholder of record. If on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and your brokerage firm, bank or other similar organization should provide you with instructions. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account.
There were 148,253,615 shares of our common stock, par value $0.0001 per share, outstanding on April 12, 2024, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. None of our shares of undesignated preferred stock were outstanding as of April 12, 2024.
How is a quorum reached?
Our Amended and Restated Bylaws, or bylaws, provide that a majority of the outstanding shares entitled to vote, present in person or by remote communication, or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.
Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
How many votes are needed to approve each proposal?
Under our bylaws, when a quorum is present at any meeting of stockholders, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Amended and Restated Certificate of Incorporation, or certificate of incorporation, or bylaws. Abstentions and broker “non-votes” do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner of the shares and the nominee cannot vote the shares because the matter is considered “non-routine” under New York Stock Exchange, or NYSE, Rules.
To be elected, the directors nominated via Proposal No. 1 must receive a plurality of the votes properly cast on the election of directors, meaning that the director nominees receiving the most “For” votes will be elected. If nominees are unopposed, election requires only a single vote “For” or more. Votes withheld and broker non-votes will have no effect on the election of directors.
To ratify the appointment of our independent registered public accounting firm via Proposal No. 2, the affirmative vote of a majority of the votes properly cast for and against the proposal is required. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote.
To approve the preferred frequency of future stockholder advisory votes on compensation of our named executive officers via Proposal No. 3, you may vote for a frequency of “One Year,” “Two Years,” or “Three Years” or abstain from voting. The affirmative vote of a majority of the votes properly cast for and against the proposal is required. If none of the three frequency options receives the vote of the holders of a majority of the votes properly cast, we will consider the frequency option receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.
To approve our named executive officers’ compensation via Proposal No. 4, the affirmative vote of a majority of the votes properly cast for and against the proposal is required. Abstentions and broker non-votes will have no effect on the outcome of the vote.
To approve the amendment to the ESPP to (i) remove the “evergreen” provision which provides for annual increases in the aggregate number of shares available for issuance thereunder and (ii) increase the aggregate number of shares available for issuance thereunder by 6,636,632 additional shares via Proposal No. 5, the affirmative vote of a majority of the votes properly cast for and against the proposal is required. Abstentions and broker non-votes will have no effect on the outcome of the vote.
How do I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can vote by mailing, signing and dating your proxy card as described in the proxy materials. In order to be counted, proxies submitted by Internet or telephone must be received by the cutoff time of 11:59 p.m. Eastern Time on June 4, 2024. Proxies submitted by mail must be received by the corporate secretary before the start of the Annual Meeting. If you are a beneficial owner of shares held in street name, please follow the instructions from your broker, bank or other agent on how to vote.
If no voting instructions are given, how are votes counted?
If you are a shareholder of record and properly submitted your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit such a proxy without giving voting instructions, your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “routine” items but will not be allowed to vote your shares with respect to “non-routine” items. Proposal Nos. 1, 3, 4, 5 and 6 are “non-routine” items. If you do not instruct your broker how to vote with respect to these proposals, your broker may not vote for these proposals, and those votes will be counted as broker “non-votes.” Proposal No. 2 is considered to be a “routine” item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you. If you are a beneficial owner of shares held in street name, and you do not plan to attend the meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How can I attend and vote at the Annual Meeting?
You are entitled to attend the virtual Annual Meeting if you were a stockholder as of the close of business on the record date. To attend and participate in the Annual Meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.proxydocs.com/XERS and use their 12-digit control number provided in the Notice and Access Card to login to this website, and beneficial owners of shares held in street name need to contact their broker, bank or other nominee well in advance of the Annual Meeting and follow the instructions provided by the broker, bank or other nominee that holds their shares.
To be admitted to the Annual Meeting and vote your shares, stockholders must register in advance at www.proxydocs.com/XERS prior to the deadline of Tuesday, June 4, 2023 at 5:00 p.m. Eastern Time and provide the control number located in the shaded gray box in the Notice or proxy card. Upon completing the registration, stockholders will receive further instructions via email, including a unique link to access the Annual Meeting. If you are a beneficial owner of shares held in street name, please follow the instructions from your broker, bank or other agent.
The live audio webcast of the Annual Meeting will begin promptly on June 5, 2024 at 8:00 a.m. Central Time. We encourage stockholders to login to the website and access the webcast before the Annual Meeting's start time. Online check-in will begin at 7:00 a.m., Central Time, and you should allow ample time for the check-in procedures.
Further instructions on how to attend, participate in and vote at the Annual Meeting, including how to demonstrate your ownership of our stock as of the record date, are available at www.proxydocs.com/XERS.
How do I submit questions at the Annual Meeting?
As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting, in accordance with the Annual Meeting’s Rules of Conduct (noted below), that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. Only stockholders (including beneficial owners of shares held in street name) who log in using their unique 12-digit control number, which appears on the Notice and the instructions that accompany the proxy materials, will be able to ask questions at the Annual Meeting, by clicking the Q&A button on the virtual meeting platform and entering the question in the text box.
Following the Annual Meeting, we will post questions received during the meeting, and our responses thereto, on the Investor Relations section of our website. If we received questions that were repetitive as to a particular topic, we may combine our answers to those questions into one answer on our website.
The Annual Meeting’s Rules of Conduct, which outline established procedures for annual meetings, will be posted on www.proxydocs.com/XERS approximately two weeks prior to the date of the Annual Meeting. Please review the Rules of Conduct for further details.
How do I revoke my proxy?

You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail that we receive before the start of the Annual Meeting or over the Internet or by telephone by the cutoff time of 11:59 p.m. Eastern Time on June 4, 2024, (2) attending and voting online at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or (3) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our corporate secretary. Any written notice of revocation or subsequent proxy card must be received by our corporate secretary before the start of the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our corporate secretary or sent to our principal executive offices at Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607, Attention: Corporate Secretary.
If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or other nominee in order to find out how to change your vote.
Will a list of record shareholders as of the record date be available?
At least 10 days before the Annual Meeting, a list of the stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder will be open to the examination of any stockholder at the Company’s principal executive office. The list shall also be open to the examination of any stockholder during the whole time of the Annual Meeting on the Annual Meeting website.
How can I know the voting results?
We plan to announce preliminary voting results at the Annual Meeting and will publish final results, if available, in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.
How can I receive technical assistance at the Annual Meeting?
Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, Mediant Communications Inc. will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support member that will be posted on the virtual stockholder meeting log-in page.
OVERVIEW OF PROPOSALS
This Proxy Statement contains five proposals requiring stockholder action. Proposal No. 1 requests the election of three Class III directors to our board of directors. Proposal No. 2 requests the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Proposal No. 3 requests stockholders indicate, on a non-binding advisory basis, the preferred frequency of future stockholder advisory votes on compensation of our named executive officers. Proposal No. 4 requests the approval, on a non-binding advisory basis, of the compensation of our named executive officers. Proposal No. 5 requests the approval of an amendment to the Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1 - ELECTION OF CLASS III DIRECTORS
Our board of directors currently consists of nine members. There are three directors in the class whose term of office expires at the Annual Meeting. In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:
•the Class I directors are BJ Bormann, Garheng Kong and John Schmid, and their terms will expire at the annual meeting of stockholders to be held in 2025;
•the Class II directors are Dawn Halkuff, John Johnson and Jeffrey Sherman, and their terms will expire at the annual meeting of stockholders to be held in 2026; and
•the Class III directors are Paul Edick, Ricki Fairley and Marla Persky, and their terms will expire at the Annual Meeting.
Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our certificate of incorporation also provides that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares then entitled to vote in an election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.
Our board of directors has nominated Paul Edick, Ricki Fairley and Marla Persky for election as the Class III directors at the Annual Meeting. The nominees are presently directors. Ms. Fairley, who joined the Board in 2023, was recommended by a non-management director. She was nominated by the Nominating and Corporate Governance Committee after an extensive and careful search was conducted by the Chairwoman of the Nominating and Corporate Governance Committee, and numerous candidates were considered.
Each of the nominees has consented to being named as a nominee and, thus, indicated a willingness to continue to serve as directors, if elected. If the nominees become unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by our board of directors. If elected, the Class III directors would serve for a three-year term ending at the annual meeting of stockholders to be held in 2027 or until his or her successor has been duly elected and qualified or until his or her earlier resignation, death or removal.
We have no formal policy regarding board diversity. Our priority in the selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, their ability to contribute positively to the collaborative culture among board members, and their knowledge of our business and understanding of the competitive landscape.
Board Diversity Matrix

As of April 12, 2024
Board Size:
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	5	⸻	⸻
Part II: Demographic Background
African American or Black	1	⸻	⸻	⸻
Alaskan Native or Native American	⸻	⸻	⸻	⸻
Asian	⸻	1	⸻	⸻
Hispanic or Latinx	⸻	⸻	⸻	⸻
Native Hawaiian or Pacific Islander	⸻	⸻	⸻	⸻
White	3	4	⸻	⸻
Two or More Races or Ethnicities	⸻	⸻	⸻	⸻
LGBTQ+	⸻
Did Not Disclose Demographic Background	⸻

In addition to the information presented below regarding each of the nominees and continuing directors’ specific experience, qualifications, attributes and skills that our board of directors and our nominating and corporate governance committee considered in determining that he or she should serve as a director, we also believe that each of our directors has demonstrated business acumen, integrity and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors.

Nominees for Election as Class III Directors
The following table identifies our Class III directors and sets forth their principal occupation and business experience during the last five years and their ages as of April 12, 2024.

Name	Positions and Offices Held with Xeris	Director Since	Age
Paul R. Edick	Chief Executive Officer and Chairman of the Board	2021	68
Ricki L. Fairley	Director	2023	67
Marla S. Persky	Director	2021	68
Paul R. Edick. Mr. Edick has served as our Chief Executive Officer since May 2021 in connection with the Strongbridge acquisition. Mr. Edick joined Xeris Pharmaceuticals, Inc. in January 2017 as President and Chief Executive Officer and was appointed as Chairman in June 2018. As of August 2020, Mr. Edick relinquished the President title he held at Xeris Pharmaceuticals, Inc. From 2010 to 2014, Mr. Edick was the chief executive officer of Durata Therapeutics, Inc., a biopharmaceutical company, prior to its acquisition in November 2014. Prior to that, Mr. Edick was chief executive officer of Ganic Pharmaceuticals, Inc., a Warburg Pincus investment search vehicle, from 2008 to 2010. Before that, from 2006 to 2008, Mr. Edick was chief executive officer of MedPointe Healthcare, Inc., a pharmaceutical company, and served as its president of pharmaceutical operations from 2002 to 2006.
Mr. Edick has previously served on a number of pharmaceutical and healthcare company boards, including Milestone Pharmaceuticals Inc. from April 2019 until December 2020, Circassia Pharmaceuticals Plc from January 2013 until May 2016, Sucampo Pharmaceuticals, Inc. from August 2016 until February 2018, Iterum Therapeutics Limited from April 2015 until May 2019, Durata Therapeutics from July 2010 until November 2014, NewLink Genetics Corp. from July 2011 until April 2018, Neos Therapeutics, Inc. from April 2015 until May 2018 and PDL BioPharma, Inc. from September 2015 until December 2018. Mr. Edick received a B.A. degree in psychology from Hamilton College. We believe Mr. Edick is qualified to serve on our board of directors because of his management and industry experience.
Ricki L. Fairley. Ms. Fairley has served on our board of directors since March 2023. Ms. Fairley has over thirty-five years of marketing experience. In June 2020, Ms. Fairley co-founded and continues to serve as the chief executive officer of TOUCH, the Black Breast Cancer Alliance, a breast cancer advocacy organization. Ms. Fairley currently serves as a member of the board of directors of the Triple Negative Breast Cancer Foundation and the Center for Healthcare Innovation. In February 2012, Ms. Fairley founded and, through June 2020, served as the president and thought leader for DOVE Marketing Inc., a marketing consulting company. From 2009 to 2012 Ms. Fairley served as partner and chief marketing officer of Images USA, a marketing communications agency, and from 2005 to 2009 as its partner, senior vice president of strategy and planning. From 2003 to 2005, Ms. Fairley served as partner, strategist of Powerpact, LLC, a promotion agency, and before that, held various marketing roles of increasing responsibility at Chupa Chups USA, The Coca-Cola Company, Sega Channel, Reckitt & Colman, Nabisco and McNeil Consumer Products Company.
Ms. Fairley has a B.S. degree in English from Dartmouth College and a M.B.A. from the Kellogg School of Management at Northwestern University. We believe Ms. Fairley is qualified to serve on our board of directors because of her management and marketing experience.
Marla S. Persky. Ms. Persky has served on our board of directors since October 2021 in connection with the Strongbridge acquisition. Prior to that, Ms. Persky served as a member of the board of directors of Xeris Pharmaceuticals, Inc. beginning in April 2018. Since 2014, Ms. Persky has served as the chief executive officer and president of WOMN LLC, a consulting and coaching organization. From 2005 to 2013, Ms. Persky was senior vice president, general counsel and corporate secretary of Boehringer Ingelheim Corporation, a pharmaceutical company, and prior to that spent 19 years with Baxter International Inc. in both legal and business roles. Ms. Persky has also served on the board of directors of Revolo Biotherapeutics Limited since July 2021 and Panavance Therapeutics, Inc. since October 2021.
Ms. Persky has a B.S.S. degree in speech sciences from Northwestern University and a J.D. from Washington University School of Law. We believe Ms. Persky is qualified to serve on our board of directors because of her experience in the industry in which we operate.

Vote Required and Board of Directors’ Recommendation
To be elected, the directors nominated via Proposal No. 1 must receive a plurality of the votes properly cast on the election of directors, meaning that the director nominees receiving the most “for” votes will be elected. If nominees are unopposed, election requires only a single vote or more. Votes withheld and broker non-votes will have no effect on the election of directors.
Properly submitted proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy or at the meeting. The nominees have consented to serve as our directors, if elected. However, if the nominees are unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as our board of directors may designate.
The proposal for the election of directors relates solely to the election of Class III directors nominated by our board of directors.
The board of directors unanimously recommends voting “FOR” for the election of each of Paul Edick, Ricki Fairley and Marla Persky as the Class III directors, to serve for a three-year term ending at the annual meeting of stockholders to be held in 2027.
Directors Continuing in Office
The following table and biographies identify our directors continuing in office and set forth their principal occupation and business experience during the last five years and their ages as of April 12, 2024.

Name	Positions and Offices Held with Xeris	Director Since	Class and Year in Which Term Will Expire	Age
BJ Bormann	Director	2021	Class I - 2025	65
Garheng Kong	Director	2021	Class I - 2025	48
John Schmid	Director	2021	Class I - 2025	61
Dawn Halkuff	Director	2021	Class II - 2026	53
John Johnson	Director	2021	Class II - 2026	66
Jeffrey Sherman	Director	2021	Class II - 2026	69
Class I Directors (Term Expires at 2025 Annual Meeting)
BJ Bormann, Ph.D. Dr. Bormann has served on our board of directors since October 2021 in connection with the Strongbridge acquisition. Prior to that, Dr. Bormann served as a member of the board of directors of Xeris Pharmaceuticals, Inc., beginning in April 2018. Dr. Bormann served as the vice president of translational science and network alliances for The Jackson Laboratory, a nonprofit biomedical research institution from August 2017 until February 2024. From 2015 to 2017, Dr. Bormann served as the chief executive officer of Supportive Therapeutics, LLC, a pharmaceutical company. In 2015, Dr. Bormann served as the chief executive officer and as a director of Pivot Pharmaceuticals Inc., a biopharmaceutical company. Previously, Dr. Bormann served as the chief business advisor for NanoMedical Systems, Inc., a drug delivery company, from 2013 to 2015 and as the chief executive officer of Harbour Antibodies, a biopharmaceutical company, from 2013 to 2014. From 2007 to 2013, Dr. Bormann was a senior vice president, world-wide alliances, licensing and business development at Boehringer Ingelheim Pharmaceuticals, Inc., a pharmaceutical company. Dr. Bormann has served on the board of directors of BioLine Rx Ltd., a biopharmaceutical company since August 2013, and NanoMedical Systems Inc., a drug-delivery company, since July 2021.
Dr. Bormann received her Ph.D. in biomedical science from the University of Connecticut Health Center and her B.Sc. from Fairfield University in biology. Dr. Bormann completed postdoctoral training at Yale School of Medicine in the department of pathology. We believe Dr. Bormann is qualified to serve on our board of directors because of her experience in the industry in which we operate.
Garheng Kong, M.D., Ph.D., M.B.A. Dr. Kong has served on our board of directors since October 2021 in connection with the Strongbridge acquisition. Prior to that, Dr. Kong served as the chairman of the board of directors of Strongbridge, beginning in July 2020. In July 2013, Dr. Kong founded, and has since served as managing partner of, HealthQuest Capital, a healthcare venture growth fund. Dr. Kong was a general partner at Sofinnova Ventures, a venture firm focused on life sciences, from September 2010 to December 2013. From May 2000 to September 2010, he worked at Intersouth Partners, a venture capital firm, serving most recently as a general partner. Dr. Kong has served on the board of directors of Laboratory Corporation of America Holdings since December 2013, Venus Concept since June 2017 and Lunit, Inc., a public biotechnology company listed on the Korean national exchange, since November 2021. Dr. Kong previously served on the board of directors of Alimera Sciences, Inc., a pharmaceutical company that specializes in the commercialization and development of ophthalmic pharmaceuticals, from October 2012 to May 2023, Avedro, Inc., a commercial-stage ophthalmic medical technology company, from April 2017 to November 2019, Melinta Therapeutics, a pharmaceutical company formerly known as Cempra Pharmaceuticals, from September 2006 to June 2019, Histogenics Corporation, a public biotechnology company, from July 2012 to February 2019.

Dr. Kong holds a B.S. from Stanford University and an M.D., Ph.D. and M.B.A. from Duke University. We believe Dr. Kong is qualified to serve on our board of directors because of his experience, including financial experience, in the industry in which we operate.
John Schmid. Mr. Schmid has served on our board of directors since October 2021 in connection with the Strongbridge acquisition and serves as our lead independent director. Prior to that, Mr. Schmid served as a member of the board of directors of Xeris Pharmaceuticals, Inc., beginning in September 2017. Since June 2015, Mr. Schmid has served as a member of the board of directors of AnaptysBio Inc. He also has been a member of the board of directors of Helix Acquisition Corp. II since February 2024 and of Design Therapeutics, Inc. since January 2021 and Speak, Inc. since June 1989. Mr. Schmid has also served as Chairman of the Board of Directors of Blacksmith Medicines, Inc. (formerly Forge Therapeutics) from May 2017 until April 2024. Since July 2018, Mr. Schmid has served as a member of the board of directors of Poseida Therapeutics Inc. Previously, he was the chief financial officer of Auspex Pharmaceuticals, Inc., a biopharmaceutical company, from 2013 until its acquisition in 2015. Prior to joining Auspex Pharmaceuticals, Mr. Schmid co-founded Trius Therapeutics, Inc., a biopharmaceutical company, in 2004, where he served as chief financial officer until its sale in 2013.
Mr. Schmid received a B.A. in economics from Wesleyan University and an M.B.A. from the University of San Diego. We believe Mr. Schmid is qualified to serve on our board of directors because of his experience, including financial experience, in the industry in which we operate.
Class II Directors (Term Expires at 2026 Annual Meeting)
Dawn Halkuff. Ms. Halkuff has served on our board of directors since October 2021 in connection with the Strongbridge acquisition. Prior to that, Ms. Halkuff served as a member of the board of directors of Xeris Pharmaceuticals, Inc. beginning in April 2018. From December 2021 until March 2024, Ms. Halkuff served as the chief executive officer of Ideal Protein of America, Inc., a weight loss company. From November 2016 to September 2021, Ms. Halkuff served as the chief commercial officer of TherapeuticsMD, Inc., a pharmaceutical company. Prior to that, Ms. Halkuff held numerous senior level positions at Pfizer Inc., a biopharmaceutical company, and the Pfizer Consumer Healthcare Wellness Organization and was a member of its Consumer Global Leadership Team, including in roles as senior vice president, global wellness, vice president, women's health sales and marketing and senior director, women's health products. Prior to that, Ms. Halkuff was the commercial lead for sales and marketing of the Pfizer Women's Health Division. From 2005 to 2010, Ms. Halkuff was head of global innovation at Weight Watchers International.
Ms. Halkuff has a B.A. degree in psychology from the University of Connecticut and an M.B.A. from Pennsylvania State University. We believe Ms. Halkuff is qualified to serve on our board of directors because of her experience in the industry in which we operate.
John H. Johnson. Mr. Johnson has served on our board of directors since October 2021 in connection with the Strongbridge acquisition. Prior to that, Mr. Johnson had served on the board of directors of Strongbridge from March 2015, and as the Chief Executive Officer of Strongbridge from July 2020 to October 2021. Since March 2022, Mr. Johnson has served as Chief Executive Officer and Director of Reaction Biology Corp., a biotechnology company. Mr. Johnson recently served as a board member of Melinta Pharmaceuticals, Inc. from July 2009 through September 2019, having served as Chief Executive Officer from February 2019 through August 2019 and as interim Chief Executive Officer from October 2018 until February 2019. Mr. Johnson has also been a member of the board of directors of Verastem, Inc. (also known as Verastem Oncology) since April 2020 and a member of the board of directors of AxoGen, Inc. since July 2021. From January 2012 until August 2014, Mr. Johnson served as the President and Chief Executive Officer of Dendreon Corporation and as its Chairman from January 2012 until June 2014. From January 2011 until January 2012, he served as the Chief Executive Officer and a member of the board of Savient Pharmaceuticals, Inc. From November 2008 until January 2011, From September 2009 to July 2011, Mr. Johnson served as Senior Vice President and President of Eli Lilly and Company’s Oncology unit. He was also Chief Executive Officer of ImClone Systems Incorporated, which develops targeted biologic cancer treatments, from August 2007 until November 2008, and served on ImClone’s board of directors until it was acquired by Eli Lilly in November 2008. From 2005 to 2007, Mr. Johnson served as Company Group Chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit, President of its Ortho Biotech Products LP and Ortho Biotech Canada units from 2003 to 2005, and Worldwide Vice President of its CNS, Pharmaceuticals Group Strategic unit from 2001 to 2003. Prior to joining Johnson & Johnson, he also held several executive positions at Parkstone Medical Information Systems, Inc. (from 2000 to 2001), OrthoMcNeil Pharmaceutical Corporation (from 1993 to 2000) and Pfizer, Inc. (from 1983-1988). He also served as a director of various pharmaceutical corporations including Autolus Therapeutics from September 2021 to March 2024, Histogenics Corporation from November 2013 to February 2019, AVEO Pharmaceuticals, Inc. from February 2018 to February 2019, and Portola Pharmaceuticals, Inc. from March 2014 to July 2020. From January 2013 to August 2014, he served as a member of the board of directors for the Pharmaceutical Research and Manufacturers of America. Mr. Johnson also served on the Health Section Governing Board of Biotechnology Industry Organization from January 2013 to August 2014.
Mr. Johnson holds a B.S. from the East Stroudsburg University of Pennsylvania. We believe Mr. Johnson is qualified to serve on our board of directors because of his experience in the industry in which we operate.
Jeffrey Sherman, M.D., FACP. Dr. Sherman has served on our board of directors since October 2021 in connection with the Strongbridge acquisition. Prior to that, Dr. Sherman served as a member of the board of directors of Xeris Pharmaceuticals, Inc.

beginning in April 2018. From June 2009 until November 2023, Dr. Sherman served as the chief medical officer and executive vice president at Horizon Therapeutics plc., a biopharmaceutical company, now Amgen (Rare Disease). Dr. Sherman also served on the board of directors of Strongbridge prior to its acquisition by Xeris Pharmaceuticals, Inc. from October 2016 until October 2021. Additionally, Dr. Sherman served previously on the Board of Directors of the Biotechnology Innovation Organization (BIO), Larimar Therapeutics since October 2023 and of Sorriso Pharmaceuticals, Inc. since May 2022. He is a member of a number of professional societies, a diplomat of the National Board of Medical Examiners and the American Board of Internal Medicine, and on the Board of Advisors of the Center for Information and Study on Clinical Research Participation. He previously held positions at pharmaceutical companies such as IDM Pharma, Inc., Takeda Global Research and Development, NeoPharm Inc., G.D. Searle, LLC/Pharmacia Corporation, and Bristol-Myers Squibb, and is a past board chair of the Drug Information Association.
Dr. Sherman received a B.A. in Biology from Lake Forest College and earned his M.D. from the Rosalind Franklin University of Medicine and Science/The Chicago Medical School. Dr. Sherman completed internship and residency programs at Northwestern University Feinberg School of Medicine, where he currently serves as an adjunct assistant professor, and a fellowship program at the University of California San Francisco. We believe Dr. Sherman is qualified to serve on our board of directors because of his experience in the industry in which we operate.
There are no material legal proceedings to which any of our directors is a party adverse to us or our subsidiaries or in which any such person has a material interest adverse to us or our subsidiaries.
Executive Officers Who Are Not Directors
The following table identifies our executive officers who are not directors and sets forth their current positions at Xeris and their ages as of April 12, 2024.

		Officer
Name	Position Held with Xeris	Since	Age
Steven M. Pieper	Chief Financial Officer	2021	47
Beth P. Hecht	Chief Legal Officer and Corporate Secretary	2021	60
Ken Johnson	Senior Vice President, Global Development and Medical Affairs	2021	61
John Shannon	President and Chief Operating Officer	2021	62
Steven M. Pieper. Mr. Pieper has served as our Chief Financial Officer since October 2021, in connection with the Strongbridge acquisition. Mr. Pieper joined Xeris Pharmaceuticals, Inc. in February 2017 as Vice President of Finance and was appointed as Chief Financial Officer in July 2021. Previously, from July 2015 to February 2017, Mr. Pieper held roles of increasing responsibility at Catheter Connections, Inc., including most recently as chief financial officer and chief operating officer.
Mr. Pieper received a B.S. in finance and an accounting minor from DePaul University and an M.B.A. from the Quinlan School of Business at Loyola University Chicago.
Beth P. Hecht. Ms. Hecht has served as our Chief Legal Officer and Corporate Secretary since October 2021 in connection with the Strongbridge acquisition. Ms. Hecht joined Xeris Pharmaceuticals, Inc. in January 2018 as the Senior Vice President, General Counsel and Corporate Secretary. Ms. Hecht has over thirty years of experience as a corporate executive and attorney in the life sciences industry. From 2012 to 2018, she was managing director and chief legal and administrative officer of Auven Therapeutics, a global biotechnology and pharmaceutical private equity firm. From November 2013 through November 2014, Ms. Hecht also served as corporate secretary and legal and compliance advisor at Durata Therapeutics, a biopharmaceutical company. Prior to that, she was senior vice president, general counsel and corporate secretary at the Sun Products Corporation from March 2009 through September 2012, and prior to that executive vice president and general counsel of MedPointe Healthcare, Inc., a pharmaceutical company. Since March 2021, Ms. Hecht has served on the board of directors of Iterum Therapeutics plc, a clinical stage pharmaceutical company, where she serves on the audit and compensation committees. Additionally, from September 2015 through March 2021, she served on the board of directors for Neos Therapeutics, Inc., a pharmaceutical company, where she chaired the nominating and corporate governance committee.
Ms. Hecht received a B.A. from Amherst College in 1985 and a J.D. from Harvard Law School.
Ken Johnson, Pharm.D. Dr. Johnson has served as our Senior Vice President, Global Development and Medical Affairs since October 2021 in connection with the Strongbridge acquisition. Dr. Johnson joined Xeris Pharmaceuticals in March 2017 as Senior Vice President, Clinical Development, Regulatory, Quality Assurance and Medical Affairs. Prior to that, from 2016 to 2017, Dr. Johnson served as executive director, U.S. medical affairs for hospital specialty products at Merck, a pharmaceutical company. Previously, Dr. Johnson served as vice president of global medical affairs at Circassia Pharmaceuticals, a biopharmaceutical company, from 2015 to 2016 and as vice president of corporate medical affairs at Durata Therapeutics, a biopharmaceutical company, from 2012 to 2015. Prior to his time at Durata, Dr. Johnson also held senior management positions in medical affairs at Horizon Pharma, Inc., Takeda Pharmaceuticals North America, NeoPharm, Inc., G.D. Searle, LLC/Pharmacia Corporation and Bristol-Myers Squibb.

Dr. Johnson received a B.S. in pharmacy and Pharm.D. from the University of Minnesota and completed a postdoctoral fellowship at the University of Tennessee Health Sciences Center.
John Shannon. Mr. Shannon has served as our President and Chief Operating Officer since October 2021 in connection with the Strongbridge acquisition. Mr. Shannon joined Xeris Pharmaceuticals, Inc. in February 2017 as Chief Operating Officer and in August 2020, Mr. Shannon was appointed President of Xeris Pharmaceuticals, Inc. as well. Previously, from 2015 until its acquisition in 2016, Mr. Shannon served as chief executive officer and director for Catheter Connections, Inc. Prior to that, from 2012 until its acquisition in 2014, Mr. Shannon served as chief commercial officer for Durata Therapeutics, a biopharmaceutical company. From 2002 to 2012, he served as vice president and general manager of Baxter BioScience, a biopharmaceutical company.
Mr. Shannon received a B.S. degree in biology with an emphasis in microbiology from Western Illinois University.
The principal occupation and employment during the past five years of each of our executive officers was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.
There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.
There are no material legal proceedings to which any of our executive officers is a party adverse to us or our subsidiary or in which any such person has a material interest adverse to us or our subsidiary.

PROPOSAL NO. 2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS XERIS'
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2024
Xeris’ stockholders are being asked to ratify the appointment by the audit committee of the board of directors of Ernst & Young LLP as Xeris’ independent registered public accounting firm for the fiscal year ending December 31, 2024. Ernst & Young LLP has served as Xeris’ independent registered accounting firm since 2023.
The audit committee is solely responsible for selecting Xeris’ independent registered public accounting firm for the fiscal year ending December 31, 2024. Stockholder approval is not required to appoint Ernst & Young LLP as Xeris’ independent registered public accounting firm. However, the board of directors believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the audit committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Xeris and its stockholders.
A representative of Ernst & Young LLP is expected to participate in the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.
Change of Independent Registered Public Accounting Firm
(a) Dismissal of Independent Registered Public Accounting Firm.
On March 13, 2023, the audit committee of the board of directors of the Company approved the dismissal of KPMG LLP as the Company’s independent registered public accounting firm and KPMG LLP was dismissed. KPMG was previously the principal independent accountant for the Company. The audit reports of KPMG LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:
During the fiscal years ended December 31, 2022 and 2021 and the subsequent interim period through March 13, 2023, there were no (i) disagreements (as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter of the disagreements in connection with its reports on the Company’s consolidated financial statements for such years, or (ii) reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K and the related instructions).
In March 2023, we provided KPMG LLP with a copy of the foregoing disclosures and requested KPMG LLP to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the statements made by us (set forth above) and, if not, stating the respects in which it does not agree. KPMG LLP's letter, dated March 17, 2023, was filed as Exhibit 16.1 to our Current Report on Form 8-K, filed with the SEC on March 17, 2023. Representatives from KPMG LLP are not expected to be present at the Annual Meeting.
(b) Engagement of New Independent Registered Public Accounting Firm
On March 13, 2023, the audit committee of the board of directors approved the engagement of Ernst & Young LLP as its new independent registered public accounting firm to audit the Company's financial statements for the fiscal year ending December 31, 2023.
During the fiscal years ended December 31, 2022 and 2021 and the subsequent interim period through March 13, 2023, neither the Company nor anyone on its behalf consulted with Ernst & Young LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements and neither a written report nor oral advice was provided to the Company that Ernst & Young LLP concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issues, (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions), or (iii) any reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
Independent Registered Public Accounting Firm Fees
Xeris incurred the following fees from Ernst & Young LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2023 and December 31, 2022.

	2023	2022 (1)
Audit fees (2)	$970,000	$—
Audit-related fees (3)	—	—
Tax fees (4)	106,500	—
All other fees	7,800	—
Total fees	$1,084,300	$—
(1)There were no amounts billed or to be billed prior to Ernst & Young LLP’s appointment as of March 13, 2023.
(2)Audit fees include amounts billed or to be billed for professional services rendered for the audit of our annual financial statements, the review of our interim financial statements included in our quarterly reports on Form 10-Q and the review of documents filed with the Securities and Exchange Commission.
(3)There were no amounts billed or to be billed for 2023 related to audit-related services.
(4)Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. For 2023, these fees included $63,000 for income tax compliance, $33,250 for international tax compliance and $10,250 for other consulting services.
All fees described above were pre-approved by the audit committee.
Audit Committee Pre-approval Policy and Procedures
Our audit committee has adopted a policy and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to the preapproval procedure described below.
From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
Vote Required and Board of Directors’ Recommendation
To ratify the appointment of Ernst & Young as our independent registered public accounting firm via Proposal No. 2, the affirmative vote of a majority of the votes properly cast for and against this proposal is required. Shares that are voted “abstain” and broker non-votes, if any, will not affect the outcome of this proposal.
The board of directors unanimously recommends voting “FOR” for Proposal No. 2 to ratify the appointment of Ernst & Young LLP as Xeris’ independent registered public accounting firm for the fiscal year ending December 31, 2024.

PROPOSAL NO. 3 - INDICATE, ON A NON-BINDING ADVISORY BASIS, THE PREFERRED FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding, advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. The stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, two years or three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.
Vote Required and Board of Directors’ Recommendation
To indicate, on a non-binding advisory basis, the preferred frequency of future stockholder advisory votes on compensation of our named executive officers via Proposal No. 3, the affirmative vote of a majority of the votes properly cast for and against the proposal is required. If none of the three frequency options of “ONE YEAR,” “TWO YEARS” or “THREE YEARS” receives the vote of the holders of a majority of the votes properly cast, we will consider the frequency option receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. Shares that are voted “abstain” and broker non-votes, if any, will not affect the outcome of this proposal.
Our board of directors values the opinions of the stockholders in this matter. However, because this vote is advisory and, therefore, not binding on the board of directors or the Company, the board of directors may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders.
The board of directors unanimously recommends voting “ONE YEAR” for Proposal No. 3 to approve, on a non-binding advisory basis, the preferred frequency of future stockholder advisory votes on compensation of our named executive officers.

PROPOSAL NO. 4 - APPROVAL, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are seeking an advisory, non-binding stockholder vote with respect to the compensation awarded to our named executive officers, referred to as a “Say-on-Pay” vote, as disclosed in this proxy statement in accordance with the requirements of Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are aligned with our shareholders’ interests, consistent with current market practices, and designed to attract, retain, and incentivize our executive officers to achieve our strategic objectives.
Based on the above, we request that stockholders approve on a non-binding, advisory basis, the compensation of our named executive officers as described in this proxy statement pursuant to the following resolution:

RESOLVED, that the compensation paid to Xeris’ named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables, and narrative discussion, is hereby APPROVED.

Vote Required and Board of Directors’ Recommendation
To approve our named executive officers’ compensation via Proposal No. 4, the affirmative vote of a majority of the votes properly cast for and against the proposal is required. Abstentions and broker non-votes will have no effect on the outcome of the vote.
As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the board of directors and the compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Stockholders should be aware that this advisory vote occurs after significant named executive officer compensation decisions have been made in the current fiscal year. In addition, because the compensation elements integrate into an overall compensation package, it may not be possible or appropriate to change the compensation package to reflect the results of one year’s advisory vote on named executive officers’ compensation before the next annual meeting of stockholders.
The board of directors unanimously recommends voting “FOR” for Proposal No. 4 to approve, on a non-binding advisory basis, the compensation of our named executive officers.

PROPOSAL NO. 5 - APPROVAL OF AN AMENDMENT TO THE XERIS PHARMACEUTICALS, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN TO REMOVE THE EVERGREEN FEATURE AND INCREASE THE NUMBER OF SHARES AVAILABLE THEREUNDER BY 6,636,632 ADDITIONAL SHARES

At the Annual Meeting, our stockholders will be asked to approve an amendment (the “ESPP Amendment”) to our 2018 Employee Stock Purchase Plan (the “2018 ESPP”, and the 2018 ESPP as amended, the “Amended 2018 ESPP”) to (i) remove the “evergreen” provision of the 2018 ESPP, which provided for automatic annual cumulative increases in the number of shares of common stock available for issuance under the 2018 ESPP and (ii) increase the aggregate number of shares of common stock available for issuance under the 2018 ESPP.
Our Board adopted the ESPP Amendment on February 28, 2024, subject to approval by our stockholders. The ESPP Amendment will become effective on June 5, 2024, the date of our Annual Meeting, if approved by our stockholders. Based solely on the closing price of our common stock as reported by Nasdaq on April 12, 2024, the maximum aggregate market value of the 6,636,632 additional shares of common stock that could potentially be issued under the Amended 2018 ESPP is $12,675,967.
Our Board is submitting the ESPP Amendment for approval by our stockholders and has specifically conditioned its effectiveness on such approval. If our stockholders do not approve the ESPP Amendment, the 2018 ESPP as in effect prior to its amendment and restatement will remain in effect.
Purpose
We believe that the adoption of the ESPP Amendment will benefit us by providing employees with a continuing opportunity to acquire shares of our common stock, which gives employees a stake in our growth, and will enable us to attract, retain and motivate valued employees.
Material Terms of the ESPP
The following is a brief summary of certain provisions of the Amended 2018 ESPP. A copy of the ESPP Amendment is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. The following description of the Amended 2018 ESPP, as amended by the ESPP Amendment, does not purport to be complete and is qualified in its entirety by reference to Appendix A. It is our intention that the Amended 2018 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.
Shares Subject to the Plan. An aggregate of 8,854,709 shares will be reserved and available for issuance under the Amended 2018 ESPP. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted.
Plan Administration. The Amended 2018 ESPP will be administered by the Compensation Committee, which will have full authority to make, administer and interpret such rules and regulations regarding the Amended 2018 ESPP as it deems advisable.
Eligibility. All individuals classified as employees on the payroll records of the Company or the Designated Subsidiaries (as defined in the Amended 2018 ESPP) as of the first day of the applicable offering period (the “Offering Date”) are eligible to participate in the Amended 2018 ESPP provided that, as of the Offering Date, (a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week, and (b) have completed three months of employment. No person who owns or holds, or as a result of participation in the Amended 2018 ESPP would own or hold, common stock or options to purchase common stock, that together equal 5% or more of our total outstanding common stock is entitled to participate in the Amended 2018 ESPP. No employee may exercise an option granted under the Amended 2018 ESPP that permits the employee to purchase common stock having a value of more than $25,000 (determined using the fair market value of the common stock at the time such option is granted) in any calendar year.
Participation; Payroll Deductions. Participation in the Amended 2018 ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage or amount of base pay to the Amended 2018 ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay or such other minimum or maximum as may be specified by the Administrator in advance of an offering. As of April 12, 2024, there are approximately 377 employees who would be eligible to participate in the Amended 2018 ESPP. Once an employee becomes a participant in the Amended 2018 ESPP, that employee will automatically participate in successive offering periods (as described below) and purchases will continue at the same percentage of compensation until that employee files a new enrollment form, withdraws from the Amended 2018 ESPP or becomes ineligible to participate in the Amended 2018 ESPP.
Offering Periods. Unless otherwise determined by the Administrator, each offering of common stock under the ESPP will be for a period of six months, which we refer to as an “offering period.” Offerings under the ESPP will generally begin on the first business day occurring on or after each January 1 and July 1 and will end on the last business day occurring on or before the following June 30 and December 31, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The Administrator may establish different offering periods or exercise dates under the Amended 2018 ESPP, provided that no offering period shall exceed one year in duration or overlap any other offering period.
Exercise Price. On the Offering Date for an offering period, employees participating in that offering period will receive an option to purchase shares of our common stock. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, to the extent of accumulated payroll deductions. The option exercise price is equal to the lesser of  (1) 85% the fair market value per share of our common stock on the first day of the offering period or (2) 85% of the fair market value per share of our common stock on the exercise date. Subject to certain limitations, the number of shares of our common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the option exercise price; provided that the maximum value of common stock that may be issued to any employee under the Amended 2018 ESPP in any offering period is $25,000 (valued as of the Offering Date) or such other lesser number of shares as determined by the Administrator from time to time. In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.
Terms of Participation. Except as may be permitted by the Administrator in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form by such deadline as shall be established by the Administrator for the offering period. A participant may withdraw from an offering period by giving written notice to the Company or an agent designated by the Company in a form acceptable to the Administrator. A participant’s withdrawal will be effective as the next business day. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods.
Term; Amendments and Termination. The ESPP will continue until terminated by the Board. The Board may, in its discretion, at any time, terminate or amend the ESPP. Upon termination of the ESPP, all amounts in the accounts of participating employees will be refunded.
New Plan Benefits
Since participation in the Amended and Rested ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the Amended 2018 ESPP in the future are not determinable.
Summary of Federal Income Tax Consequences
The following is only a summary of the effect of the U.S. income tax laws and regulations upon an employee and Xeris with respect to an employee’s participation in the Section 423 component of the Amended 2018 ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the Amended 2018 ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.
A participant in the Amended 2018 ESPP recognizes no taxable income either as a result of participation in the Amended 2018 ESPP or upon exercise of an option to purchase shares of our common stock under the terms of the Amended 2018 ESPP.
If a participant disposes of shares purchased upon exercise of an option granted under the Amended 2018 ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.
If the participant disposes of shares purchased upon exercise of an option granted under the Amended 2018 ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of  (1) 15% of the fair market value of the common stock on the first day of the offering period in which the shares were purchased and (2) the excess of the amount actually received for the common stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.
We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.
Vote Required and Board of Directors’ Recommendation
To approve the amendment to the ESPP to (i) remove the “evergreen” provision which provides for annual increases in the aggregate number of shares available for issuance thereunder and (ii) increase the aggregate number of shares available or issuance thereunder by 6,636,632 additional shares via this Proposal No. 5, the affirmative vote of a majority of the votes properly cast for and against the proposal is required. Abstentions and broker non-votes will have no effect on the outcome of the vote.
The board of directors unanimously recommends voting “FOR” for Proposal No. 5 to approve an amendment to the Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan to (i) remove the “evergreen” provision which provides for annual increases in the aggregate number of shares available for issuance thereunder and (ii) increase the aggregate number of shares available or issuance thereunder by 6,636,632 additional shares.

CORPORATE GOVERNANCE
Director Nomination Process
Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board of directors, and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters, members of the committee and our board. The qualifications, qualities and skills that our nominating and corporate governance committee believes must be met by a committee-recommended nominee for a position on our board of directors are as follows:
•Nominees should demonstrate high standards of personal and professional ethics and integrity.
•Nominees should have proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.
•Nominees should have skills that are complementary to those of the existing board.
•Nominees should have the ability to assist and support management and make significant contributions to our success.
•Nominees should have an understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such recommendations should be submitted to our corporate secretary at our principal executive offices by December 26, 2024 and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder recommending the candidate as well as the name and address of the recommending stockholder. Stockholder director recommendations should be addressed to Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607, Attention: Corporate Secretary. Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting of stockholders. See “Stockholder Proposals” for a discussion of submitting stockholder proposals.
Director Independence
Applicable Nasdaq Stock Market LLC, or Nasdaq, rules require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has determined that all members of the board of directors, except Paul Edick, are independent directors, including for purposes of the rules of Nasdaq and the SEC. In making such independence determinations, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers. Mr. Edick is not an independent director because he is an executive officer of the Company.
Board Committees
Our current board of directors was established following the completion of the acquisition of Strongbridge in October 2021, except for Ms. Fairley who was appointed in March of 2023. Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the audit committee, compensation committee, and nominating and corporate governance committee operates under a charter and each committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, compensation committee, and nominating and corporate governance committee is posted on the corporate governance section of our website, https://www.xerispharma.com/investor-relations/governance/documents-charters.
Audit Committee
Garheng Kong, Marla Persky and John Schmid serve on the audit committee, which is chaired by Mr. Schmid. Our board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Mr. Schmid as an “audit committee financial expert,” as defined under the applicable rules of the SEC. During the fiscal year ended December 31, 2023, the audit committee met 6 times. The report of the audit committee is included in this proxy statement under “Report of the Audit Committee.” The audit committee’s responsibilities include:
•reviewing and reassessing the adequacy of the audit committee charter;
•evaluating the performance of the audit committee;
•appointing, retaining, terminating, determining the compensation, overseeing the work, pre-approving all services, reviewing scope and staffing, requesting independence disclosures, evaluating qualifications, performance and independence, and establishing policies with respect to the potential hiring of the Company’s independent auditors and their current or former employees;
•reviewing the audit plan and annual audited financial statements, including alternative GAAP methods, internal controls, special audit steps, principals and procedures of presentation, effects of regulatory and accounting initiatives, and any difficulties or disagreement between management and the independent auditors;
•preparing the audit committee report;
•evaluating the performance, responsibilities, budget and staffing of the Company’s internal audit function, if any;
•discussing unaudited quarterly financial statements with management and independent auditors, the Company’s earnings press release, and the guidelines and policies that govern the assessment of the Company’s exposure to risk;
•reviewing and discussing with management and independent auditors, the Company’s risk assessment and management processes and controls, including with respect to financial, accounting, product development and commercialization, privacy, security, cybersecurity, competition, legal, compliance, intellectual property and regulatory risk exposures;
•establishing and reviewing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing or securities law matters;
•regularly providing reports to the board of directors;
•engaging independent counsel and such other advisors it deems necessary or advisable to carry out its responsibilities and powers;
•discussing with management and independent auditors legal and regulatory compliance matters; and
•reviewing and approving all related party transactions for potential conflict of interest situations.
All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.
Compensation Committee
BJ Bormann, Dawn Halkuff, John Schmid, and Jeffrey Sherman serve on the compensation committee, which is chaired by Dr. Bormann. Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq and SEC rules. During the fiscal year ended December 31, 2023, the compensation committee met 5 times. The compensation committee’s responsibilities include:
•reviewing and reassessing the adequacy of the compensation committee charter;
•reviewing the Company’s processes and procedures for the consideration of director and executive compensation, compensation philosophy and peer group of companies against which to assess Company’s compensation programs and practices;
•reviewing the Company’s compensation policies and practices and assessing whether such policies and practices are reasonably likely to have a material adverse effect on the Company and support the strategies and objectives of the Company;
•establishing and overseeing the application of any Company policy for clawback, or recoupment, of incentive compensation;

•reviewing and approving or recommending to the Board, as appropriate, employment agreements, severance arrangements, change in control agreements or provisions and any special or supplemental benefit;
•establishing and overseeing compliance with any Company stock ownership guidelines for the Company’s CEO, executive officers and non-employee directors;
•reviewing any compensation discussion and analysis to be included in the Company’s proxy statement or annual report on Form 10-K;
•preparing the compensation committee report;
•reviewing the results of any say-on-pay votes and say-on-frequency votes;
•overseeing engagement with stockholders and proxy advisory firms on executive compensation matters;
•performing periodic self-assessment and performance evaluations of the compensation committee;
•reviewing and approving grants and awards under incentive-based compensation plans and equity plans;
•reviewing policies and procedures for the grant of equity-based awards by the Company;
•overseeing and approving forms for the administration of all incentive compensation and equity-based plans for employees;
•reviewing and approving corporate goals and objectives that may be relevant to the compensation of the Company’s chief executive officer;
•evaluating the chief executive officer’s performance to determine short-term and long-term compensation;
•reviewing and approving, in consultation with the chief executive officer, the proposed compensation of all other officers of the Company;
•reviewing compensation of directors of the Company;
•overseeing management’s decisions regarding compensation of all members of senior management, other than the CEO and any officers of the Company;
•obtaining the advice of compensation consultants, legal counsel and other advisers;
•reviewing succession plans for key officers of the Company; and
•assisting the board of directors with its oversight of the Company’s policies and strategies relating to culture and human capital management, including employee health, safety and well-being, engagement, pay equity and diversity and inclusion.
Compensation Consultants
The compensation committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the compensation committee has engaged the services of Aon Consulting, Inc. and its affiliates, or Aon as an outside compensation consultant.
As requested by the compensation committee, in 2023, Aon’s services to the compensation committee included, assisting us in developing our peer group composition, analyzing benchmarking data with respect to our executives’ and certain non-executives’ overall individual compensation and providing information regarding current trends and developments in executive compensation, industry employee compensation retention practices, equity-based awards (including non-executive equity awards), severance agreements and employee stock purchase programs based on our peer group. Aon also provided benchmarking data related to certain service provider fees, proxy and governance trends and other environmental, social and governance matters.
All executive compensation services provided by Aon during 2023 were conducted under the direction or authority of the compensation committee, and all such work performed by Aon was approved by the compensation committee. Neither Aon nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The compensation committee evaluated whether any work provided by Aon raised any conflict of interest for services performed during 2023 and determined that it did not.
Compensation Committee Interlocks and Insider Participation
As noted above, the Company’s compensation committee consists of BJ Bormann, Dawn Halkuff, John Schmid, and Jeffrey Sherman, each of whom served on the Company’s compensation committee in 2023. None of the members of the compensation committee in 2023 is currently or has been at any time one of our officers or employees. No executive officer currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more members of our board of directors serving as executive officers.

Nominating and Corporate Governance Committee
BJ Bormann, Dawn Halkuff, John Johnson, Marla Persky and Jeffrey Sherman serve on the nominating and corporate governance committee, which is chaired by Ms. Persky. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable Nasdaq rules. During the fiscal year ended December 31, 2023, the nominating and corporate governance committee met 5 times. The nominating and corporate governance committee’s responsibilities include:
•reviewing and reassessing the adequacy of the nominating and corporate governance committee charter;
•undertaking performance evaluations of the nominating committee;
•recommending to the board of directors criteria for director membership and committee membership;
•establishing a policy with regard to the consideration of director candidates recommended by stockholders;
•recommending that the board of directors select the director nominees for election at each annual meeting of stockholders, in light of Nasdaq independence requirements;
•recommending to the board of directors the directors for appointment to committees;
•reviewing all stockholder nominations and proposals submitted to the Company;
•developing, recommending to the board of directors, and reviewing a set of corporate governance guidelines;
•overseeing annual evaluations of the board of directors and its committees;
•preparing and assembling materials or conducting continuing education sessions for directors on topics that will help them discharge their duties;
•exercising sole authority to retain and terminate any search firm used to assist in identifying director candidates; and
•overseeing and evaluating the Company’s environmental, social, and governance efforts and initiatives.
The nominating and corporate governance committee considers candidates for board of directors membership suggested by its members and the chief executive officer. Additionally, in selecting nominees for directors, the nominating and corporate governance committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our board of directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described in this proxy statement under the heading “Director Nomination Process.” The nominating and corporate governance committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Proposals.”
Identifying and Evaluating Director Nominees. Our board of directors is responsible for filling vacancies on our board of directors and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.
Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval to fill a vacancy or as director nominees for election to the board of directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.
Diversity and Inclusion Statement
We believe that a higher performing organization is one that fosters a diverse, welcoming, and inclusive environment. Our board of directors, executive leadership team, and employees are invested in making Xeris a diverse and inclusive company where everyone can bring their best selves to work with a sense of belonging. With that goal in mind, we have established a committee comprised of employees and sponsored by key executive team members to build a strategy designed to promote a diverse and inclusive work environment. We have added a key business goal around diversity, equity, inclusion and we have taken steps to measure achievement of this goal and review metrics on a regular basis. In addition, we have ongoing partnerships with diversity-focused recruiting firms and we have initiated partnerships with organizations that offer diversity-focused growth and development opportunities for our employees at all levels.
We are proud to have both an executive leadership team and a board of directors that represents our customers and employees by bringing diverse ideas and backgrounds to the table. While we do not have a specific policy with regard to the consideration of diversity in identifying director nominees, we believe it is essential to have directors representing diversity in many areas, including but not limited to race, ethnicity, gender, age, abilities, sexual identity, background, and professional experience.
Board and Committee Meetings Attendance
The full board of directors met 7 times during 2023. During 2023, each member of the board of directors attended at least 75% or more of the aggregate of the total number of meetings of the board of directors (held during the period for which such person has been a director) and the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).
Director Attendance at Annual Meeting of Stockholders
It is the Company’s policy to invite directors to attend the Annual Meeting of stockholders to the extent practicable. Marla Persky and Garheng Kong attended the annual meeting of stockholders in 2023.
Policy on Trading, Pledging and Hedging of Company Stock
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, nonpublic information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits short sales and derivative transactions of our stock by our executive officers, directors, employees and certain designated consultants and contractors.
Our insider trading policy also expressly prohibits purchases or sales of puts, calls, or other derivative securities of the company or any derivative securities that provide the economic equivalent of ownership or otherwise engage in any hedging transaction with respect to the Company’s securities.
In addition, our insider trading policy prohibits trading in the securities of other companies, including the Company’s customers, suppliers, partners and other enterprises with which the Company is working (such as when negotiating an acquisition, investment or other transaction that could be material to the other company).
Any waiver of our insider trading policy by our chief legal officer or audit committee must be reported to the board of directors of the Company.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A current copy of the code is posted on the corporate governance section of our website, which is located at https://xerispharma.com/investor-relations/governance/documents-charters. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Board’s Leadership Structure and Role in Risk Oversight
Mr. Edick serves as our chief executive officer and as chairman of the board. The board of directors believes that having our chief executive officer as chairman of the board facilitates the board of directors’ decision-making process because Mr. Edick has first-hand knowledge of our operations and the major issues facing us. This also enables Mr. Edick to act as the key link between the board of directors and other members of management.
Our board of directors has appointed Mr. Schmid to serve as our lead independent director. As lead independent director, Mr. Schmid presides over meetings of our independent directors, serves as a liaison between our chairman of the board of directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate. The Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In light of our chief executive officer’s knowledge of the Company, and because the lead independent director is empowered to play a role in the board of directors’ leadership, the Company believes that it is advantageous for the Company to combine the positions of chief executive officer and chairman of the board.
Risk is inherent to every business, and how well a business manages risk can ultimately determine its success. We face a number of risk exposures, including major risk exposures, including financial, accounting, product development and commercialization, privacy, security, cybersecurity, competition, legal, compliance, intellectual property, and regulatory risk exposures. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
Our board of directors reviews the long- and short-term internal and external risks we face through its participation in long-range strategic planning, and ongoing reports from various committees that address risks inherent in their respective areas of oversight. On an ongoing basis, the board of directors and management identify key long- and short-term risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation. The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, for example, the audit committee reviews cybersecurity risks. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Communication with the Directors of Xeris Biopharma Holdings, Inc.
Any interested party with concerns about our company may report such concerns to the board of directors, the audit committee, or the chairman of our board of directors and chairwoman of our nominating and corporate governance committee, by submitting a written communication to the attention of such director or directors at the following address:
c/o Xeris Biopharma Holdings, Inc.
1375 West Fulton Street, Suite 1300
Chicago, Illinois 60607
United States
You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.
A copy of any such written communication may also be forwarded to Xeris’ Chief Legal Officer and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with Xeris’ legal counsel, with independent advisors, with non-management directors, or with Xeris’ management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.
Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded to the appropriate committee chair or other members of the board of directors than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.
The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by Xeris regarding accounting, internal accounting controls, auditing or securities law matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls, auditing or securities law matters. Xeris has also established a toll-free telephone number for the reporting of such activity, which is (866) 693-2184.
Board and Committee Evaluations
The nominating and corporate governance committee oversees the annual board and committee evaluation process. Generally, the board and each committee conduct self-evaluations by means of written questionnaires completed by each director and committee member. The anonymous responses are summarized and provided to the board and each committee at their next meetings in order to facilitate an examination and discussion by the board and each committee of the effectiveness of the board and committees, board and committee structure and dynamics, and areas for possible improvement. The nominating and corporate governance committee establishes the board and committee evaluation process each year and may determine to use an independent third-party evaluation process from time to time in the future.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to Xeris’ Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Xeris’ Annual Report on Form 10‑K for the year ended December 31, 2023.

By the Compensation Committee of the Board of Directors of Xeris Biopharma Holdings Inc.
BJ Bormann
Dawn Halkuff
John Schmid
Jeffrey Sherman

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.”

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis, or CD&A, describes the philosophy, objectives, and structure of our 2023 executive compensation program. This CD&A is intended to be read in conjunction with the tables following this section which provide compensation information for our Chief Executive Officer, or CEO, and our other named executive officers, or NEOs, as identified below.

Name	Position
Paul R. Edick	Chief Executive Officer
Steven M. Pieper	Chief Financial Officer
John P. Shannon	President and Chief Operating Officer
Beth P. Hecht	Chief Legal Officer and Corporate Secretary
Ken Johnson	Senior Vice President, Global Development and Medical Affairs
Executive Summary
We achieved remarkable growth and success in 2023. The Company’s financial performance has been exceptional, with revenue increasing by almost 50% and total operating expenses (excluding cost of goods sold and amortization of intangible assets) managed favorable to the Company's internal corporate budget, ending with a strong cash position and the achievement of a cash flow positive quarter in the fourth quarter for the first time in the Company’s history. Despite being deeply undervalued, our 2023 stock price has outperformed most of our peers and relevant indices. Highlights of our 2023 achievements include:
•Generating approximately $163.9 million in total revenue in 2023, at the top end of initial guidance range;
•Ending with a cash balance of $72.5 million, well ahead of initial guidance range, and cash flow positive in the fourth quarter;
•Exceeded $10.5 million in partnership revenue in 2023; and
•Advancements across multiple pipeline products and platforms.
2023 Compensation Highlights
Our compensation program is well-structured to incentivize our leadership team to focus on the strategic corporate objectives that, when achieved, will help to create shareholder value. To this end, we regularly evaluate and make changes to our executive compensation program to ensure that our approach aligns with shareholder interests as well as with competitive and appropriate pay practices for our industry.
The Compensation Committee has designed an executive compensation program that carefully balances our desire to attract, retain, and motivate the industry’s top talent, while focusing on creating long-term sustainable growth in shareholder value. We believe that the foundation of our program is a pay-for-performance philosophy.
After considering our overall performance and the degree of difficulty of the goals established for the year, our Compensation Committee determined that the strategic corporate objectives under our annual incentive plan were overachieved at 120% of target for all employees and NEOs. Accordingly, the payout of our CEO’s annual incentive was at 120% of target. Following additional individual performance considerations and contributions to the strategic corporate objectives, the payout of our other NEOs annual incentive ranged from 120% to 130% of target. The equity awards in the form of time-based restricted stock units were granted in January 2023 based on the Company’s strong performance in 2022 and the assessment of each NEO’s individual performance.
Our Executive Compensation Philosophy and Objectives
Our executive compensation philosophy aims to attract, retain, and motivate key executives to achieve our long-term objective of creating significant shareholder value through our three pillars of value creation – growth of innovative products, new product development, and technology partnerships. In this regard, we set executive compensation with two principal goals: first, generally to align fixed compensation and variable compensation at the market competitive level; and second, to align a substantial portion of that compensation with the creation of long-term value for our shareholders.
Attracting and retaining key executives is particularly challenging in the biotechnology industry, where executives are required to remain focused and committed throughout years of product development, regulatory approvals, and, at times, financial instability.
Process for Setting Executive Compensation
Role of the Compensation Committee
The Compensation Committee has responsibility for establishing our executive compensation philosophy and the design of our executive compensation program, as well as for determining the level of compensation awarded to our NEOs. Information about the Compensation Committee, including its composition, responsibilities, and processes, can be found elsewhere in this proxy statement.
In addition to evaluating our executives’ contributions and performance in light of corporate objectives and individual performance, we also base our compensation decisions on market considerations. The Compensation Committee, with the help of its independent compensation consultant, benchmarks our cash and equity incentive compensation against programs available to executive officers in comparable roles at peer companies. Individual compensation pay levels may vary from this reference point based on recent individual performance and other considerations, including breadth of experience, the anticipated out-of-pocket costs and level of difficulty in replacing an executive with someone of comparable experience and skill, and the initial compensation levels required to attract qualified new hires.
Role of Independent Compensation Consultant
The Compensation Committee retained the services of Aon, part of the Human Capital Solutions, as its independent executive compensation consultant due to its analytical and compensation expertise in the biotechnology and pharmaceutical industry. In this capacity, Aon has advised the Compensation Committee on compensation matters related to the executive and director compensation programs. In 2023, Aon assisted the Compensation Committee with, among other things:
•executive and director market pay analysis;
•reviewing and suggesting changes to the compensation peer group;
•developing and refining of executive and director pay programs; and
•summarizing market and regulatory landscape to inform proper pay governance practices.
The Compensation Committee has the sole authority to engage and terminate Aon’s services, as well as to approve Aon’s compensation. Aon makes recommendations to the Compensation Committee but has no authority to make compensation decisions on our behalf or on behalf of the Compensation Committee. Aon reported to the Compensation Committee and had direct access to the Chair and the other members of the Compensation Committee. Beyond advice related to the executive and director compensation programs as described above, Aon provided limited advice to us related to our broad-based 401(k) plan in 2023.
The Compensation Committee conducted a specific review of its relationship with Aon in the past year and determined that Aon’s work for the Compensation Committee did not raise any conflicts of interest. Aon’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC, and Nasdaq.
Role of Management
To aid the Compensation Committee in its responsibilities, the CEO presents to the Compensation Committee his assessment of the performance and achievements for each of the NEOs (other than himself) for the prior year. The Compensation Committee gives considerable weight to the CEO’s performance evaluations of the other NEOs, since he has direct knowledge of the criticality of their work, performance, and contributions. The CEO does not participate in the Compensation Committee’s deliberations or decisions regarding his own compensation.
Use of Market Data and Peer Group Analysis
When considering executive compensation decisions, the Compensation Committee believes it is important to be informed as to the current compensation practices of comparable publicly held companies in the life sciences industry, especially to understand the competitive compensation required to attract and retain individuals with the necessary specific expertise and experience.
As in prior years, the Compensation Committee considered numerous factors when setting executive pay levels for 2023. While the Compensation Committee believes that referencing peer group compensation levels as part of the pay setting process is helpful in determining market competitive compensation for our executives, it does not tie any pay elements directly to specific benchmarks within the peer group. Instead, the Compensation Committee considers peer data as part of a market-check analysis that is used in conjunction with its assessments of numerous other factors, including: a review of industry survey data;

employee knowledge, skill, and experience; individual performance and contribution; scope of current and expected future responsibilities; and any retention concerns.
2023 Peer Group
In August 2022, the Compensation Committee reviewed the members of our then-current peer group to determine if each peer company continued to be an appropriate reference point for purposes of making 2023 executive compensation decisions. The Compensation Committee considered several factors including industry sector, therapeutic focus, stage of clinical development, market capitalization, number of employees, and other qualitative factors in determining the relevant market comparators in the peer group for 2023.
More specifically, the peer group was developed from commercial biopharma companies with market capitalizations of up to $1.5 billion and headcount up to 1,000 employees.
Based on the aforementioned factors, in consultation with Aon, the Compensation Committee determined that the 2023 peer group would consist of the following 16 companies:

Aclaris Therapeutics	Collegium Pharmaceutical	Rhythm Pharmaceuticals
Amryt Pharma	Corbus Pharmaceuticals	Syndax Pharmaceuticals
Aquestive Therapeutics	Kala Pharmaceuticals	Tricida
Ardelyx	Kura Oncology	UroGen Pharma
Clovis Oncology	Ocular Therapeutix
Coherus BioSciences	Paratek Pharmaceuticals
Compensation Risk Oversight
Our compensation program aims to avoid any incentives for executives to take imprudent risks that might harm us or our shareholders. Our Compensation Committee has reviewed the compensation program with regards to compensation-related risk and concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. The following features are noted as strong mitigating factors:
•Our compensation elements are a balanced mix of fixed and performance-based pay
•Our annual corporate bonus plan is based on a set of corporate goals set by management and approved by the Board of Directors
•We have an independent Compensation Committee
•The Compensation Committee has discretion to reduce or eliminate a payout under our annual senior executive cash incentive bonus plan
•The Compensation Committee engages with an independent compensation consultant
•Our long-term incentive equity grants vest over time; generally over three years of continuous service
•We have a prohibition on hedging and pledging of our stock
Elements of Compensation
Our overall executive compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a predictable source of income to our executives. Our variable performance-based elements are designed to reward performance at three levels: individual performance, actual corporate performance compared to annual business goals, and long-term shareholder value creation.
We compensate our executives principally through base salary, performance-based annual cash incentives, and equity awards. The objective of this approach is to remain competitive with other companies in our industry, while ensuring that our executives are given the appropriate incentives to achieve near-term objectives and at the same time create long-term shareholder value.
Components of Pay
The components of our executive compensation program consist primarily of elements that are available to all of our employees, including base salary, annual performance-based bonuses, long-term equity awards, and broad-based benefits.

Base Salary	Base salaries provide the only fixed pay element of our program and are set to be competitive with our peers, while reflecting an executive officer’s responsibilities, demonstrated performance, and expected future contributions.

Annual Performance-Based Bonuses	An annual cash incentive bonus pool is determined based on the achievement of certain corporate strategic goals. After the bonus pool is established, individual bonus amounts for NEOs other than the CEO are determined based on the CEO’s recommendation and the Compensation Committee’s consideration of their individual performance. The CEO’s bonus amount is entirely tied to strategic objectives, which are approved by the Compensation Committee.
Long-Term Equity Awards	Long-term equity awards provide a retention vehicle for our executives while incentivizing executives to deliver long-term shareholder value. For 2023, our NEOs were granted time-vesting restricted stock units (“RSUs”) based on performance in 2022.
Broad-based Benefits	Broad-based benefits provide financial insurance and health and retirement support for our employees and reward them for the commitment we expect from them while employed by us.
Target Pay Mix
The Compensation Committee does not apply a specific formula for allocating total compensation among the various components. Instead, the Compensation Committee uses its judgment, in consultation with Aon, the Compensation Committee’s independent executive compensation consultant, to establish a mix of current, short-term, and long-term incentive compensation, and cash and equity compensation, for each NEO. As can be seen in the graphs below, a large percentage of executive pay is variable and “at-risk” (66% for the CEO, and 63% on average for other NEOs), meaning that value will only be received by the executive if corporate and stock price performance are strong. Our use of a substantial level of variable and “at risk” compensation supports our pay-for-performance culture and pay philosophy. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations.
For 2023, our NEOs had the following target pay mix1:

1 Pay components in 2023 comprised of base salary, annual incentive cash (at target) and RSUs (target calculations based on per share price of $1.24 (based on a 30-day average stock price as of 1/31/2023).

Governance Practices
The Compensation Committee regularly reviews best practices in executive compensation and uses the following guidelines to design our executive compensation programs:

What We Do
✔	Align executive compensation with shareholder interests	✔	Perform an annual risk assessment of our compensation program
✔	Pay-for-performance philosophy and culture	✔	Retain an independent compensation consultant
✔	Majority of compensation directly tied to stock price	✔	Have an independent compensation committee
✔	Comprehensive clawback policy	✔	Executives pay more for health insurance
✔	"Double-trigger" change-in-control provisions
What We Don’t Do
×	No hedging of our stock	×	No backdating of stock option awards and no repricing of stock option awards without stockholder consent
×	No pledging of our stock	×	No supplemental executive retirement plans
×	No guaranteed bonuses	×	No executive-only perquisites
×	No excise tax gross ups
Base Salaries
We provide our executive officers with a level of fixed cash compensation in the form of a base salary that reflects their scope of responsibility and organizational impact, as well as individual performance. In setting salaries for our executive officers, the Compensation Committee reviews independently prepared surveys of biotechnology industry compensation as well as other available information on base salaries in our peer group for executive officers in comparable positions.
When setting individual base salaries, considerations are given to the following:
•each executive officer’s position and specific responsibilities;
•recent individual performance;
•level and breadth of experience;
•achievement of corporate and strategic goals;
•a review of competitive pay levels at comparable positions at peer companies;
•retention considerations, including the anticipated level of difficulty in replacing an executive with someone of comparable experience and skill and loss of institutional knowledge; and
•the compensation levels required to attract qualified new hires.
The Compensation Committee does not apply any specific formulas to determine increases in base salaries for our executive officers, but instead makes an evaluation of the aforementioned considerations. In setting base salaries for our executive officers (other than the CEO), the Compensation Committee will also consider the recommendation of the CEO and the CEO’s evaluation of each executive’s respective performance.
Based on the foregoing considerations, the Compensation Committee adjusted base salaries for our NEOs for 2023, effective as of February 1, 2023, as follows:

Name	2023 Base Salary	2022 Base Salary	% Change
Paul R. Edick	$693,934	$693,934	—%
Steven M. Pieper[1]	$439,313	$399,375	10%
John P. Shannon	$573,248	$551,200	4%
Beth P. Hecht	$462,082	$444,310	4%

Ken Johnson	$399,455	$384,091	4%
1 Mr. Pieper’s larger salary adjustment was due to his exceptional performance and alignment with market compensation for CFO pay.

Annual Performance-Based Cash Incentives
We have granted cash bonuses to our key executives, including the named executive officers, pursuant to the Company’s Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”). The Incentive Plan provides for a bonus payment based upon the attainment of corporate performance objectives established by the Compensation Committee at the beginning of each year. We believe that annual incentives hold executives accountable, reward executives based on actual business results, and help create a “pay-for-performance” culture.
2023 Incentive Opportunities
Under our annual cash incentive plan, every employee, including each NEO, has an established annual performance-based incentive target, which is equal to a percentage of the employee’s base salary. This percentage increases as levels of responsibility increase. A participant’s annual base salary and target cash incentive opportunity as of the last day of the performance period are generally used to calculate earned incentives. The actual earned annual incentive amount, if any, is calculated based on the achievement of corporate and individual goals and objectives. For 2023, our NEOs had the following annual cash incentive target:

Executive	Target Annual Incentive (as % of base salary)
Paul R. Edick	60%
Steven M. Pieper	40%
John P. Shannon	50%
Beth P. Hecht	40%
Ken Johnson	40%
The 2023 target incentive opportunities were unchanged from 2022 targets for all continuing NEOs, including our CEO.
2023 Performance Criteria
Annual incentives are based on two sets of objectives: corporate and individual.
First, the Compensation Committee annually establishes key performance criteria, based upon the corporate strategic objectives for the year, and evaluates our performance against those criteria in its determination of whether annual bonuses will be paid to our employees. In establishing key performance criteria for the annual incentive program, the Compensation Committee selects specific corporate strategic objectives directed primarily to the future success of our business and the creation of long-term shareholder value. For 2023, the Compensation Committee established the key corporate performance criteria to be used in determining annual incentives, including corporate strategic objectives based on profitability, growth, innovation, enterprise development, and people.
Once achievement versus corporate strategic objectives is determined, our CEO will evaluate the other executive officers’ individual achievement against these pre-established corporate strategic objectives and based on these evaluations, the Compensation Committee will determine a percentage for each executive officer, which percentage will then be applied to the corporate performance percentage to determine the executive officer’s payout. Our CEO’s payout under our annual incentive plan is based solely on the corporate performance percentage.
2023 Corporate Objectives
As in previous years, the bonus pool was calculated by multiplying each employee’s year-end base salary in 2023 by their target bonus level for the year, adjusted for the number of months worked in the year, and was accrued at the 100% payout level. Individual bonus payouts were based on performance during the year and similarly prorated by months of service.
In 2023, we successfully achieved or exceeded nearly all of the key objectives that we set out to achieve. Our corporate objectives were directly aligned to three pillars of value creation – growth of innovative products, new product development, and technology partnerships which were the key drivers of our success as a company in 2023. Below are the details of our achievements relating to these three pillars and our corporate objectives:

2023 Corporate Objectives	Achievement
Profitability, including generating total revenue of $163.9 million, managing operating expenses (excluding cost of goods sold and amortization of intangible assets) to less than $169.7 million and ending 2023 with at least $45 million in cash, cash equivalents and short-term investments.	110%
Growth of our three brands, advancement of external collaborations, and business development.	100%
Innovation, including technology partnerships, and clinical development.	105%
Enterprise Development, including productivity, compliance, and sustainability.	100%
People, including organizational capabilities, retention, engagement, and other.	100%
In determining achievement against our 2023 corporate objectives, our compensation committee considered the following key performance factors:
•Profitability
◦Generated $163.9 million in total revenue in 2023, at the top end of our initial guidance range ($135-$165 million);
◦Successfully managed operating expenses to $168.4 million, which was below our corporate objective; and
◦Ended with a cash balance of $72.5 million, well ahead of our corporate objective and our initial guidance range ($45-65 million), and generated positive cash flow in the fourth quarter.
•Growth of Innovative Products
◦Generated $153.4 million in total product revenue, growing product revenue by approximately 40% compared to prior year, with strong growth across all three products in 2023.
◦Gvoke. We grew Gvoke approximately 28% compared to the prior year by continuing to drive awareness and adoption of Gvoke by healthcare professionals, patients and caregivers.
◦Recorlev. We grew Recorlev nearly 300% compared to the prior year. Referrals and new patient have outpaced our expectations each quarter.
◦Keveyis. We grew Keveyis 15% compared to the prior year in the face of new generic competition in 2023, which exceeded our expectations for the brand in 2023.
•New Product Development
◦The XeriSol Levothyroxine (XP-8121) program was significantly advanced during 2023 with multiple FDA interactions, completion of enrollment in the Phase 2 clinical study, progress on manufacturing and device development.
•Technology Partnerships
◦The Company made significant progress in advancing its technology partnership and licensing business, and entered into two potentially consequential new partnership arrangements during 2023. Even more importantly, the Company was able to advance its technical capabilities to support potential partners and achieved successful formulations in multiple collaborations.
◦In total, we exceeded $10.5 million in partnership revenue in 2023.
After considering our performance versus these corporate objectives as well as the degree of difficulty involved in each of these objectives, the Compensation Committee approved a 120% corporate performance achievement level for all employees and NEOs for 2023.
Individual Objectives
Each individual named executive officer other than the CEO was responsible for working with the CEO in establishing individual objectives that directly aligned with the strategic corporate objectives. At the end of the year, the CEO and the compensation committee evaluated the individual achievements of each named executive officer against the established individual objectives as well as the strategic corporate objectives and assigned a performance score.
2023 Earned Annual Cash Incentives
After reviewing achievement versus the corporate objectives as outlined above, and the individual performance assessments, the Compensation Committee determined annual cash incentive amounts were earned for 2023 as set forth in the table below:

		Annual Incentive Opportunity		Achievement		Actual
Executive	2023 Base Salary	Target (as % of base salary)	Target	Corporate	Individual	2023 Earned Award	As a % of Target
Paul R. Edick	$693,934	60%	$416,360	120%	N/A*	$499,632	120%
Steven M. Pieper	$439,313	40%	$175,725	120%	110%	$231,957	130%
John P. Shannon	$573,248	50%	$286,624	120%	100%	$343,949	120%
Beth P. Hecht	$462,082	40%	$184,833	120%	100%	$221,800	120%
Ken Johnson	$399,455	40%	$159,782	120%	100%	$191,738	120%
*The CEO’s award is 100% based on corporate performance.
Equity Awards
Equity compensation is a key component of our executive compensation program. Our equity incentive plans are designed to incentivize and retain our executive officers and other employees while aligning their long-term interests with the creation of long-term value for our shareholders.
At the beginning of each year, the Compensation Committee determines the size of equity grants based on performance during the prior fiscal year and according to each executive officer’s position. To do so, the committee references peer group data and practices as provided by Aon. The Compensation Committee also considers each executive’s recent performance history, his or her potential for future responsibility, and criticality of his or her work to the long-term success of our company, among other factors. The Compensation Committee has the discretion to give relative weight to each of these factors as it determines an appropriate size of equity grants.
In consideration of the strong performance in 2022, the Compensation Committee approved the following equity awards for our NEOs with grant date of January 31, 2023:

Executive	Restricted Stock Units (#)
Paul R. Edick	750,000
Steven M. Pieper	750,000
John P. Shannon	750,000
Beth P. Hecht	350,000
Ken Johnson	100,000
These time-vesting restricted stock units will vest in three equal annual installments, with a final vesting date on the third anniversary of the grant date.
Additional Compensation Policies and Practices
Clawback Policy
We have adopted an incentive compensation recoupment policy that is applicable to our executive officers, and such other of our senior executive team as may be determined by the Compensation Committee. If we determine that we must restate our financial results as reported in a periodic or other report filed with the SEC to correct an accounting error due to material noncompliance with any financial reporting requirement under the U.S. securities laws, we will seek to recover, at the direction of the Compensation Committee, after it has reviewed the facts and circumstances that led to the requirement of the restatement and the costs and benefits of seeking recovery, incentive compensation, both cash and equity-based, awarded or paid to an officer covered by the policy if a lower award or payment would have been made to such officer based on the restated financial results.
Anti-Hedging and Pledging Policies
As part of our statement of company policy on insider trading and disclosure, we prohibit employees and directors and certain other affiliated persons (collectively, “insiders”) from engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our shares owned by such insiders. Our insider trading policy prohibits the following transactions:
•Short sales of our shares.
•Use of our shares to secure a margin or other loan.
•Purchases or sales of puts, calls or other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.
•Transactions in publicly traded options relating to our shares (i.e., options that are not granted by us).
Broad-Based Benefits
We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the commitment we expect from them while employed by us. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees.
These benefits include the following: medical, dental, and vision insurance; company-paid group life and accident insurance in an amount equal to one times the employee’s base salary up to $500,000; employee-paid supplemental group life and accident insurance up to $500,000; short- and long-term disability insurance; and a qualified 401(k) retirement savings plan with a company match on the first 4% of the participant’s eligible semi-monthly compensation contributed by the participant to the plan, subject to IRS contribution limits.
Tax and Accounting Implications of Executive Compensation
Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1.0 million paid in any taxable year to certain current and former executive officers.
The Compensation Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating, and retaining key employees even if compensation paid under that program is not deductible in whole or in part.
Compensation Risk Assessment
We believe that although a portion of the compensation provided to our executive officers and other employees is based on goals and objectives, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Executive Compensation Tables
Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by, or paid to each of our named executive officers for services rendered to us during the fiscal year ended December 31, 2023. The following table also presents information regarding the compensation awarded to, and earned by, and paid to each such individual during the fiscal years ended December 31, 2021 and December 31, 2022, to the extent such individual was a named executive officer for such year.

Name and Principal Position	Year	Salary ($) (1)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation ($) (5)		Total ($)

Paul R. Edick	2023	693,934	(6)	930,000	—	499,632	13,200		2,136,766
Chief Executive Officer	2022	691,710	(6)	1,686,000	—	416,360	11,529		2,805,599
	2021	664,096	(6)	1,143,000	1,352,720	598,518	5,800		3,764,134

Steven M. Pieper	2023	435,985		930,000	—	231,957	13,200		1,611,142
Chief Financial Officer

John P. Shannon	2023	571,411		930,000	—	343,949	2,793		1,848,153
President and Chief Operating Officer	2022	549,433		702,500	—	275,600	2,685		1,530,218
	2021	527,500		762,000	—	396,175	42,965	(7)	1,728,640

Beth P. Hecht	2023	460,601		434,000	—	221,800	13,042		1,129,443
Chief Legal Officer and Corporate Secretary	2022	442,214		632,250	—	177,724	18,373	(8)	1,270,561
	2021	417,183		762,000	—	239,760	6,051		1,424,994

Ken Johnson	2023	398,174		124,000	—	191,738	7,055		720,967
Senior Vice President, Global Development and Medical Affairs
(1)    Represents salary earned during 2023, 2022 and 2021, including by Xeris Pharmaceuticals, Inc. prior to the Strongbridge acquisition in 2021.
(2)    Amounts reflect the grant date fair value of restricted stock unit awards granted in 2023, 2022 or 2021, in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of applicable awards.
(3)     Amounts reflect the grant date fair value of option awards granted or modified in 2021 in accordance with ASC 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of applicable awards. None of our named executive officers received option awards in 2023 or 2022.
(4)    The amounts reported reflect a cash bonus approved by named executive officers based on achievement of individual and company performance goals in 2023, 2022 or 2021, as applicable.
(5)     Unless otherwise noted, the amounts reported reflect primarily the Company's matching contributions under its 401(k) plan.
(6)    Represents salary earned as Chief Executive Officer and compensation earned as a director.
(7)    This amount includes a payout of a presidents’ trip of $41,690 and the Company’s matching contribution under its 401(k) plan of $1,275.
(8)    This amount includes a payout of a presidents’ trip of $15,848 and the Company’s matching contribution under its 401(k) plan of $2,525.

Grants of Plan-Based Awards in Fiscal 2023
The following table shows for the fiscal year ended December 31, 2023, certain information regarding grants of plan-based awards to the Named Executive Officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Paul R. Edick	N/A	$416,360	—	$—
	1/31/2023	—	750,000	930,000
Steven M. Pieper	N/A	175,725	—	—
	1/31/2023	—	750,000	930,000
John P. Shannon	N/A	286,624	—	—
	1/31/2023	—	750,000	930,000
Beth P. Hecht	N/A	184,833	—	—
	1/31/2023	—	350,000	434,000
Ken Johnson	N/A	159,782	—	—
	1/31/2023	—	100,000	124,000
(1)    Represents the potential payouts to the named executive officers under the Incentive Plan assuming target performance is met. The Incentive Plan does not establish a minimum or maximum for these allocations, and therefore, the sub columns “Threshold ($)” and “Maximum ($)” are not applicable and have not been presented. Actual amounts paid to the named executive officers under the Incentive Plan are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” above.
(2)    These shares were acquired pursuant to a restricted stock unit award under the Company's 2018 Stock Option and Incentive Plan. Each restricted stock represents a contingent right to receive one share of the Company's common stock. These shares shall vest in equal annual installments over three years.

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table sets forth information concerning outstanding equity awards held by our named executive officers as of December 31, 2023.

	Option Awards					Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock that Have not Vested ($) (1)

Paul R. Edick	01/31/2023 (2)	—	—	—	—	750,000	1,762,500
	01/03/2022 (2)	—	—	—	—	400,000	940,000
	01/29/2021 (2)	—	—	—	—	75,000	176,250
	01/29/2021 (3)	291,666	108,334	5.08	01/29/2031	—	—
	01/31/2019 (3)	200,000	—	13.88	01/31/2029	—	—
	01/31/2018 (5)	98,252	—	5.93	01/31/2028	—	—
	06/12/2017 (5)	69,822	—	1.55	06/11/2027	—	—
	01/09/2017 (5)	668,065	—	1.55	01/27/2027	—	—
Steven M. Pieper	01/31/2023 (2)	—	—	—	—	750,000	1,762,500
	01/03/2022 (2)	—	—	—	—	133,333	313,333
	07/28/2021 (2)	—	—	—	—	33,333	78,333
	01/29/2021 (2)	—	—	—	—	10,000	23,500
	12/10/2020 (3)	27,891	—	4.09	12/10/2030	—	—
	01/31/2020 (3)	12,239	261	6.37	01/31/2030	—	—
	01/31/2018 (5)	14,036	—	5.93	01/31/2028	—	—
	06/12/2017 (5)	2,640	—	1.55	06/12/2027	—	—
	02/04/2017 (5)	16,843	—	1.55	02/04/2027	—	—
John P. Shannon	01/31/2023 (2)	—	—	—	—	750,000	1,762,500
	01/03/2022 (2)	—	—	—	—	166,666	391,665
	01/29/2021 (2)	—	—	—	—	50,000	117,500
	08/26/2020 (3)	83,333	16,667	3.94	08/30/2030	—	—
	01/31/2019 (3)	80,000	—	13.88	01/31/2029	—	—
	05/15/2018 (5)	34,977	—	12.50	05/15/2028	—	—
	01/31/2018 (5)	28,072	—	5.93	01/31/2028	—	—
	06/12/2017 (5)	25,136	—	1.55	06/12/2027	—	—
	02/04/2017 (5)	160,335	—	1.55	02/04/2027	—	—
Beth P. Hecht	01/31/2023 (2)	—	—	—	—	350,000	822,500
	01/03/2022 (2)	—	—	—	—	150,000	352,500
	01/29/2021 (2)	—	—	—	—	50,000	117,500
	08/26/2020 (4)	150,000	—	3.94	08/26/2030	—	—
	01/31/2019 (3)	32,500	—	13.88	01/31/2029	—	—
	10/05/2018 (3)	3,826	—	19.00	10/05/2028	—	—
	05/15/2018 (5)	65,295	—	12.50	05/15/2028	—	—
	01/31/2018 (5)	30,879	—	5.93	01/31/2028	—	—
Ken Johnson	01/31/2023 (2)	—	—	—	—	100,000	235,000
	01/03/2022 (2)	—	—	—	—	50,000	117,500
	01/29/2021 (2)	—	—	—	—	21,666	50,915
	08/26/2020 (4)	100,000	—	3.94	08/26/2030	—	—
	01/31/2019 (3)	32,500	—	13.88	01/31/2039	—	—
	10/05/2018 (3)	21,401	—	19.00	10/05/2038	—	—
	01/31/2018 (5)	39,633	—	5.93	01/31/2038	—	—
	06/12/2017 (5)	5,280	—	1.55	06/12/2037	—	—
	02/04/2017 (5)	33,686	—	1.55	02/04/2037	—	—

(1)    The amount represents the number of shares underlying the unvested RSUs multiplied by the value of a share of our common stock on December 29, 2023, the last business day of the fiscal year, which was $2.35 per share.
(2)     This restricted stock unit award was granted pursuant to the Xeris Pharmaceuticals, Inc.'s 2018 Stock Option and Incentive Plan, or 2018 Plan, and vests in three substantially equal annual installments commencing on each of the first three anniversaries following the vesting comment date, in all cases subject to the grantee’s continuous service to us through each vesting date.
(3)    The equity award was granted pursuant to our 2018 Plan. The shares subject to each option award vest with respect to 25% of the shares subject to the option on the one-year anniversary of the applicable vesting commencement date and thereafter the remaining shares subject to each option vest in 36 equal monthly installments, in all cases subject to the grantee’s continuous service to us through each vesting date.
(4)    The equity award was granted pursuant to our 2018 Plan. The shares subject to this option vested with respect to 50% of the shares upon the first anniversary of the vesting commencement date, 25% of the shares upon the 18-month anniversary of the vesting commencement date and the remaining 25% of the shares upon the two-year anniversary of the vesting commencement date.
(5)    The equity award was granted pursuant to Xeris Pharmaceuticals, Inc.'s 2011 Stock Option/Issuance Plan, or 2011 Plan. The shares subject to each option award vest with respect to 25% of the shares subject to the option on the one-year anniversary of the applicable vesting commencement date and thereafter the remaining shares subject to each option vest in 36 equal installments, in all cases subject to the optionee’s continuous service to us through each vesting date.
Option Exercises and Stock Vested in Fiscal 2023
The following table shows for the fiscal year ended December 31, 2023, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Paul R. Edick	367,916	$433,716
Steven M. Pieper	112,166	$174,285
John P. Shannon	155,000	$183,200
Beth P. Hecht	140,000	$165,600
Ken Johnson	53,333	$63,566
(1)    The value realized on vesting of stock award unit awards is based on the closing market price of our common stock on the vesting date of such units.
Employment Arrangements and Severance Agreements with our Named Executive Officers
We have entered into employment agreements with each of our named executive officers. These agreements set forth the initial terms and conditions of each executive’s employment with us, including base salary, target annual bonus opportunity and standard employee benefit plan participation.
These employment agreements provide for “at will” employment. The material terms of these employment agreements with our named executive officers are described below. The terms “cause,” “material change” and "change in control" used in each existing employment agreement are defined in each employment agreement.
Paul R. Edick. In connection with and effective upon the closing of the Strongbridge acquisition, we entered into an amended and restated employment agreement with Mr. Edick, dated October 5, 2021, pursuant to which Mr. Edick is entitled to receive an annual base salary and an annual target bonus based on Mr. Edick’s performance and our achievement of targeted goals as determined by our board of directors. Mr. Edick's amended and restated employment agreement also contains provisions related to confidentiality, inventions assignment and non-competition, pursuant to which Mr. Edick reaffirmed the obligations contained in his Proprietary Information and Inventions Agreement. Mr. Edick’s amended and restated employment agreement provides that, in the event that his employment is terminated by us without “cause” or he resigns for “good reason,” subject to the execution and effectiveness of a separation agreement containing, among other provisions, a general release of claims, confidentiality, return of property, non-disparagement and reaffirmation of certain restrictive covenants such as non-solicitation and non-compete covenants, he will be entitled to receive (i) an amount equal to (x) 1.5 times the sum of Mr. Edick’s base salary plus his annual target bonus if such termination is not within 12 months after a “change in control” or (y) 2 times the sum of Mr. Edick’s base salary plus his annual target bonus if such termination is within 12 months after a “change in control,” (ii) a pro-rated annual target bonus, and (iii) reimbursement of COBRA premiums for health benefit coverage for him in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Edick had he remained employed with us for up to 18 months. The payments in clauses (i) and (iii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 18 months (or if within 12 months after a “change in control”, paid or begin to be paid within 60 days after the date of termination) and the payment in clause (ii) shall be paid on the date the Company pays annual incentive compensation to its executives but in any event no later than March 15 of the year following the year in which the termination occurs. In addition, if within 12 months following a “change in control,” Mr. Edick is terminated by us without “cause” or he resigns for “good reason,” Mr. Edick will be entitled to up to three months of outplacement services and all time-based stock options and other time-based stock-based awards held by Mr. Edick will accelerate and vest immediately and the post-termination exercise period with respect to any vested stock options shall be extended to the earlier of the expiration date of such options or 24 months following the termination date. In the event Mr. Edick’s employment is terminated for any reason, Mr. Edick will be entitled to any base salary earned through the date of termination, unpaid expense reimbursements, unused vacation that accrued through the date of termination and any vested benefits Mr. Edick may have under any employee benefit plan of the Company through the date of termination.
Steven M. Pieper. In connection with and effective upon the closing of the Strongbridge acquisition, we entered into an amended and restated employment agreement, dated October 5, 2021, with Mr. Pieper pursuant to which Mr. Pieper is entitled to receive an annual base salary and an annual target bonus based on Mr. Pieper’s performance and our achievement of targeted goals as determined by our board of directors. Mr. Pieper’s employment agreement also contains provisions related to confidentiality, inventions assignment and non-competition, pursuant to which Mr. Pieper reaffirmed the obligations contained in his Proprietary Information and Inventions Agreement. Mr. Pieper’s amended and restated employment agreement provides that, in the event that his employment is terminated by us without “cause” or he resigns for “good reason,” subject to the execution and effectiveness of a separation agreement containing, among other provisions, a general release of claims, confidentiality, return of property, non-disparagement and reaffirmation of certain restrictive covenants such as non-solicitation and non-compete covenants, he will be entitled to receive (i) an amount equal to (x) 1.25 times the sum of Mr. Pieper’s base salary plus his annual target bonus if such termination is not within 12 months of a “change in control” or (y) 1.5 times the sum of Mr. Pieper’s base salary plus his annual target bonus if such termination is within 12 months after a “change in control,” (ii) a prorated annual target bonus, and (iii) reimbursement of COBRA premiums for health benefit coverage for him in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Pieper had he remained employed with us for up to 15 months (or 18 months if termination is within 12 months after a “change in control”). The payments in clauses (i) and (iii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 15 months (or, in the case of clause (i), if within 12 months after a “change in control”, in one lump sum) paid or begin to be paid within 60 days after the date of termination and the payment in clause (ii) shall be paid on the date the Company pays annual incentive compensation to its executives but in any event no later than March 15 of the year following the year in which the termination occurs. In addition, if within 12 months following a “change in control,” Mr. Pieper is terminated by us without “cause” or he resigns for “good reason,” Mr. Pieper will be entitled to up to three months of outplacement services and all time-based stock options and other time-based stock-based awards held by Mr. Pieper will accelerate and vest immediately and the post-termination exercise period with respect to any vested stock options shall be extended to the earlier of the expiration date of such options or 24 months following the termination date. In the event Mr. Pieper’s employment is terminated for any reason, Mr. Pieper will be entitled to any base salary earned through the date of termination, unpaid expense reimbursements, unused vacation that accrued through the date of termination and any vested benefits Mr. Pieper may have under any employee benefit plan of the Company through the date of termination.
John P. Shannon. In connection with and effective upon the closing of the Strongbridge acquisition, we entered into an amended and restated employment agreement with Mr. Shannon, dated October 5, 2021, pursuant to which Mr. Shannon is entitled to receive an annual base salary and an annual target bonus based on Mr. Shannon’s performance and our achievement of targeted goals as determined by our board of directors. Mr. Shannon's amended and restated employment agreement also contains provisions related to confidentiality, inventions assignment and non-competition, pursuant to which Mr. Shannon reaffirmed the obligations contained in his Proprietary Information and Inventions Agreement. Mr. Shannon’s amended and restated employment agreement provides that, in the event that his employment is terminated by us without “cause” or he resigns for “good reason,” subject to the execution and effectiveness of a separation agreement containing, among other provisions, a general release of claims, confidentiality, return of property, non-disparagement and reaffirmation of certain restrictive covenants such as non-solicitation and non-compete covenants, he will be entitled to receive (i) an amount equal to (x) 1.25 times the sum of Mr. Shannon’s base salary plus his annual target bonus if such termination is not within 12 months after a “change in control” or (y) 1.5 times the sum of Mr. Shannon’s base salary plus his annual target bonus if such termination is within 12 months after a “change in control,” (ii) a prorated annual target bonus, and (iii) reimbursement of COBRA premiums for health benefit coverage for him in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Shannon had he remained employed with us for up to 15 months (or 18 months if termination is within 12 months after a “change in control”). The payments in clauses (i) and (iii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 15 months (or if within 12 months after a “change in control”, paid or begin to be paid within 60 days after the date of termination) and the payment in clause (ii) shall be paid on the date the Company pays annual incentive compensation to its executives but in any event no later than March 15 of the year following the year in which the termination occurs. In addition, if within 12 months following a “change in control,” Mr. Shannon is terminated by us without “cause” or he resigns for “good reason,” Mr. Shannon will be entitled to up to three months of outplacement services and all time-based stock options and other time-based stock-based awards held by Mr. Shannon will accelerate and vest immediately and the post-termination exercise period with respect to any vested stock options shall be extended to the earlier of the expiration date of such options or 24 months following the termination date. In the event Mr. Shannon’s employment is terminated for any reason, Mr. Shannon will be entitled to any base salary earned through the date of termination, unpaid expense reimbursements, unused vacation that accrued through the date of termination and any vested benefits Mr. Shannon may have under any employee benefit plan of the Company through the date of termination.
Beth P. Hecht. In connection with and effective upon the closing of the Strongbridge acquisition, we entered into an amended and restated employment agreement, dated October 5, 2021, with Ms. Hecht pursuant to which Ms. Hecht is entitled to receive an annual base salary and an annual target bonus based on Ms. Hecht’s performance and our achievement of targeted goals as determined by our board of directors. Ms. Hecht’s employment agreement also contains provisions related to confidentiality, inventions assignment and non-competition, pursuant to which Ms. Hecht reaffirmed the obligations contained in her Proprietary Information and Inventions Agreement. Ms. Hecht’s amended and restated employment agreement provides that, in the event that her employment is terminated by us without “cause” or she resigns for “good reason,” subject to the execution and effectiveness of a separation agreement containing, among other provisions, a general release of claims, confidentiality, return of property, non-disparagement and reaffirmation of certain restrictive covenants such as non-solicitation and non-compete covenants, she will be entitled to receive (i) an amount equal to (x) 1.25 times the sum of Ms. Hecht’s base salary plus her annual target bonus if such termination is not within 12 months of a “change in control” or (y) 1.5 times the sum of Ms. Hecht’s base salary plus her annual target bonus if such termination is within 12 months after a “change in control,” (ii) a prorated annual target bonus, and (iii) reimbursement of COBRA premiums for health benefit coverage for her in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Ms. Hecht had she remained employed with us for up to 15 months (or 18 months if termination is within 12 months after a “change in control”). The payments in clauses (i) and (iii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 15 months (or, in the case of clause (i), if within 12 months after a “change in control”, in one lump sum) paid or begin to be paid within 60 days after the date of termination and the payment in clause (ii) shall be paid on the date the Company pays annual incentive compensation to its executives but in any event no later than March 15 of the year following the year in which the termination occurs. In addition, if within 12 months following a “change in control,” Ms. Hecht is terminated by us without “cause” or she resigns for “good reason,” Ms. Hecht will be entitled to up to three months of outplacement services and all time-based stock options and other time-based stock-based awards held by Ms. Hecht will accelerate and vest immediately and the post-termination exercise period with respect to any vested stock options shall be extended to the earlier of the expiration date of such options or 24 months following the termination date. In the event Ms. Hecht’s employment is terminated for any reason, Ms. Hecht will be entitled to any base salary earned through the date of termination, unpaid expense reimbursements, unused vacation that accrued through the date of termination and any vested benefits Ms. Hecht may have under any employee benefit plan of the Company through the date of termination.
Ken Johnson. In connection with and effective upon the closing of the Strongbridge acquisition, we entered into an amended and restated employment agreement, dated October 5, 2021, with Dr. Johnson pursuant to which Dr. Johnson is entitled to receive an annual base salary and an annual target bonus based on Dr. Johnson’s performance and our achievement of targeted goals as determined by our board of directors. Dr. Johnson’s employment agreement also contains provisions related to confidentiality, inventions assignment and non-competition, pursuant to which Dr. Johnson reaffirmed the obligations contained in his Proprietary Information and Inventions Agreement. Dr. Johnson’s amended and restated employment agreement provides that, in the event that his employment is terminated by us without “cause” or he resigns for “good reason,” subject to the execution and effectiveness of a separation agreement containing, among other provisions, a general release of claims, confidentiality, return of property, non-disparagement and reaffirmation of certain restrictive covenants such as non-solicitation and non-compete covenants, he will be entitled to receive (i) an amount equal to (x) 1.25 times the sum of Dr. Johnson’s base salary plus his annual target bonus if such termination is not within 12 months of a “change in control” or (y) 1.5 times the sum of Dr. Johnson’s base salary plus his annual target bonus if such termination is within 12 months after a “change in control,” (ii) a prorated annual target bonus, and (iii) reimbursement of COBRA premiums for health benefit coverage for him in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Dr. Johnson had he remained employed with us for up to 15 months (or 18 months if termination is within 12 months after a “change in control”). The payments in clauses (i) and (iii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 15 months (or, in the case of clause (i), if within 12 months after a “change in control”, in one lump sum) paid or begin to be paid within 60 days after the date of termination and the payment in clause (ii) shall be paid on the date the Company pays annual incentive compensation to its executives but in any event no later than March 15 of the year following the year in which the termination occurs. In addition, if within 12 months following a “change in control,” Dr. Johnson is terminated by us without “cause” or he resigns for “good reason,” Dr. Johnson will be entitled to up to three months of outplacement services and all time-based stock options and other time-based stock-based awards held by Dr. Johnson will accelerate and vest immediately and the post-termination exercise period with respect to any vested stock options shall be extended to the earlier of the expiration date of such options or 24 months following the termination date. In the event Dr. Johnson’s employment is terminated for any reason, Dr. Johnson will be entitled to any base salary earned through the date of termination, unpaid expense reimbursements, unused vacation that accrued through the date of termination and any vested benefits Dr. Johnson may have under any employee benefit plan of the Company through the date of termination.
Potential Payments Upon Termination or Change in Control
The chart set forth below describes the estimated benefits provided under various circumstances that trigger payments or provision of benefits under arrangements between the Company’s named executive officers that are described above under “Employment Arrangements with our Named Executive Officers.”

Name	Triggering Event(a)	Cash Severance	Pro rata Bonus	Restricted Stock/Deferred Stock Units	Healthcare Benefits	Other Perquisites(b)	Total
Paul R. Edick	Non-CIC Termination	$1,040,901	$624,541	$—	$28,558	$—	$1,694,000
	CIC Termination	$1,387,868	$832,721	$2,965,747	$28,558	$3,102	$5,217,996
Steven M. Pieper	Non-CIC Termination	$549,141	$219,657	$—	$35,717	$—	$804,515
	CIC Termination	$658,970	$263,588	$2,177,784	$42,861	$3,102	$3,146,305
John P. Shannon	Non-CIC Termination	$716,560	$358,280	$—	$35,717	$—	$1,110,557
	CIC Termination	$859,872	$429,936	$2,285,869	$42,861	$3,102	$3,621,640
Beth P. Hecht	Non-CIC Termination	$577,603	$231,041	$—	$23,798	$—	$832,442
	CIC Termination	$693,123	$277,249	$1,292,500	$28,558	$3,102	$2,294,532
Ken Johnson	Non-CIC Termination	$499,319	$199,728	$—	$23,651	$—	$722,698
	CIC Termination	$599,183	$239,673	$403,415	$28,381	$3,102	$1,273,754
(a)    “Non-CIC Termination” means a termination without cause or a resignation for good reason that occurs outside of the 12-month period on or following a change in control. A “CIC Termination” means a termination without cause or a resignation for good reason that occurs on or within 12 months following a change in control.
(b)    Other perquisites consist of outplacement support.
Pay versus Performance
The following table sets forth the compensation for our Principal Executive Officer (PEO) and the average compensation for our other non-PEO named executive officers, both as reported in our 2023 Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of 2023, 2022, and 2021. The table also provides information on our cumulative total shareholder return (“TSR”), the cumulative TSR of our peer group, net income, and revenue.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO Named Executive Officers	Average Compensation Actually Paid to Non-PEO Named Executive Officers	Value of Initial Fixed $100 Investment Based on:		Net Income (in thousands)	Total Revenue (in thousands)
					Total Shareholder Return 10-K Item 5	Peer Group Total Shareholder Return 10-K Item 5
		(1)(2)	(3)(4)	(2)(4)				(5)
2023	$2,136,766	$3,455,757	$1,327,426	$2,034,808	$47.76	$100.02	$(62,255)	$163,914
2022	$2,805,599	$1,018,796	$1,400,390	$738,045	$27.03	$89.90	$(94,660)	$110,248
2021	$3,764,134	$2,287,646	$1,650,917	$989,034	$59.55	$94.03	$(122,725)	$49,950

(1) Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of summary compensation table total compensation under the methodology prescribed under the SEC’s rules, as shown in the adjustment table below.

Fiscal Year	2023	2022	2021
Summary Compensation Table Total for PEO ($)	$2,136,766	$2,805,599	$3,764,134
Minus Grant Date Fair Value of Equity Awards in Summary Compensation Table ($)	(930,000)	(1,686,000)	(2,495,720)
Plus Value, as of Fiscal Year End, of Equity Awards Granted During the Fiscal Year That Were Outstanding and Unvested at Fiscal Year End ($)	1,762,500	798,000	1,291,664
Plus Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards That Were Granted in Previous Fiscal Years ($)	511,614	(606,213)	(330,608)
Plus Change in Fair Value, Between the Vesting Date and the End of the Prior Fiscal Year, of Equity Awards Granted in Prior Years that Vested in the Year ($)	(25,123)	(292,590)	58,176
Compensation Actually Paid to PEO ($)	$3,455,757	$1,018,796	$2,287,646

(2) For purposes of the adjustments to determine “compensation actually paid”, we computed the fair value of stock option awards and restricted stock units in accordance with FASB ASC Topic 718 as of the end of the relevant fiscal year, other than fair values of equity awards that vested in the Covered Year, which are valued as of the applicable vesting. The valuation assumptions used in the calculation of such amounts are set forth in Note 15 of Xeris' financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 6, 2024.

(3) This figure is the average of the summary compensation table total compensation for the non-CEO NEOs in each listed year. The names of the non-PEO NEOs for 2023 are: Steve Pieper, John Shannon, Beth Hecht and Ken Johnson; The names of the non-PEO NEOs for 2022 are: John Shannon and Beth Hecht; The names of the non-PEO NEOs for 2021 are: Barry Deutsch, John Shannon and Beth Hecht.

(4) This figure is the average of compensation actually paid for the non-PEO NEOs in each Covered Year. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of summary compensation table total compensation under the methodology prescribed under the SEC's rules, as shown in the adjustment table below.

Fiscal Year	2023	2022	2021
Average Summary Compensation Table Total for Non-PEO NEOs ($)	$1,327,426	$1,400,390	$1,650,917
Minus Grant Date Fair Value of Equity Awards in Summary Compensation Table ($)	(604,500)	(667,375)	(702,733)
Plus Value, as of Fiscal Year End, of Equity Awards Granted During the Fiscal Year That Were Outstanding and Unvested at Fiscal Year End ($)	1,145,625	315,875	293,000
Plus Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards That Were Granted in Previous Fiscal Years ($)	170,690	(213,426)	(141,228)
Plus Fair Value as of Vesting Date of Equity Awards That Were Granted and Vested in the Year ($)	—	—	90,850
Plus Change in Fair Value, Between the Vesting Date and the End of the Prior Fiscal Year, of Equity Awards Granted in Prior Years that Vested in the Year ($)	(4,433)	(97,419)	(201,772)
Compensation Actually Paid to Non-PEO NEOs ($)	$2,034,808	$738,045	$989,034

(5) Total revenue is the most important financial performance measures used to link Company performance to compensation of our PEO and Non-PEO NEOs in 2023. This performance measure may not have been the most important financial performance measure for years 2022 and 2021 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Analysis of the Information Presented in the Pay Versus Performance Table
Our compensation program is designed to attract and retain executives whose talents and contributions sustain long-term growth by aligning their interests with the drivers of stockholder returns and supporting their achievement of our business goals. We consider several performance measures designed to incentivize executives to accomplish these objectives, many of which are not presented in the pay versus performance table. The charts and descriptions below explain the relationship between the columns presented in the pay versus performance table.
Company TSR vs. Peer TSR vs. Compensation Actually Paid
The following graph illustrates the relationship between (i) Company TSR, (ii) Peer Group TSR and (iii) compensation actually paid to our PEO and non-PEO named executive officers for the measurement periods ending on December 31 of each of 2023, 2022 and 2021, respectively.
Compensation Actually Paid vs. Net Income
The following graph illustrates the relationship between (i) compensation actually paid to our PEO and non-PEOs and (ii) our net income for the fiscal years ended on December 31, 2023, 2022, and 2021:

Compensation Actually Paid vs. Total Revenue
The following graph illustrates the relationship between (i) compensation actually paid to our PEO and non-PEOs and (ii) total revenue for the fiscal years ended on December 31, 2023, 2022, and 2021:
Most Important Performance Measure
As required by Item 402(v) of Regulation S-K, we have identified the following financial performance measures as being the most important in linking actual compensation paid to executives to our performance.
•Total Revenue
•Operating expenses (excluding cost of goods sold and amortization of intangible assets)
•Cash, cash equivalents, and short-term investments

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information as of December 31, 2023 with respect to the shares of our common stock that may be issued under our existing equity compensation plans, consisting of the 2011 Plan, the 2018 Plan, the Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan, or 2018 Employee Stock Purchase Plan, the Xeris Pharmaceuticals Inc. Equity Inducement Plan, or the Inducement Plan, Strongbridge Biopharma plc 2015 Equity Compensation Plan, or the Strongbridge 2015 Plan, the Strongbridge Biopharma plc Non-Employee Director Equity Compensation Plan, or the Strongbridge Director Plan, and the Strongbridge Biopharma plc 2017 Inducement Plan, or the Strongbridge Inducement Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (5)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by stockholders (1)(2)(4)	13,561,015	$5.22	3,240,842
Equity compensation plans not approved by stockholders (3)(4)	7,218,277	$5.21	2,274,846
Total	20,779,292	$5.22	5,515,688
(1)Includes the following plans: our 2011 Plan, 2018 Plan and 2018 Employee Stock Purchase Plan.
(2)Excludes (i) 5,525,229 additional shares of common stock that may be issued pursuant to our 2018 Plan pursuant to an automatic annual increase effective on January 1, 2024 and (ii) 386,000 additional shares of common stock that may be issued pursuant to our 2018 Employee Stock Purchase Plan pursuant to an annual increase effective on January 1, 2024.
(3)Includes the following plans: the Strongbridge 2015 Plan, the Strongbridge Director Plan, the Strongbridge Inducement Plan, or the Strongbridge Plans, and our Inducement Plan. Awards under the Strongbridge Plans were assumed in the Strongbridge acquisition, and the shares remaining available for issuance under the Strongbridge 2015 Plan and Strongbridge Inducement Plan were assumed and may be used for individuals eligible to receive awards thereunder pursuant to Rule 5635(c)(3) of the Nasdaq Listing Rules. Our Inducement Plan was adopted without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. We initially reserved 750,000 shares of common stock for the issuance of awards under the Inducement Plan. For more information about the Strongbridge Plans and the Inducement Plan, please see the notes to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 6, 2024.
(4)On February 28, 2024, our board of directors approved (i) an amendment to the Inducement Plan to increase the number of shares of Common Stock reserved and available for issuance under the Inducement Plan by 1,380,762 shares of Common Stock and (ii) an amendment to the Strongbridge Inducement Plan to reduce the number of shares of Common Stock reserved and available for issuance under the Strongbridge Inducement Plan by 1,380,762 shares. These additional 1,380,762 shares of Common Stock were registered with the SEC on March 6, 2024.
(5)Since RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculations.
As of December 31, 2023, a total of 3,240,766 shares of our common stock have been reserved for future issuance pursuant to the 2018 Plan, which number excludes the 5,525,229 shares that were added to the plan as a result of the automatic annual increase on January 1, 2024. The 2018 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2019, by 4% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2018 Plan and the 2011 Plan will be added back to the shares of common stock available for issuance under the 2018 Plan. The Company no longer makes grants under the 2011 Plan and the Strongbridge Director Plan. As of December 31, 2023, a total of 76 shares of our common stock have been reserved for issuance pursuant to the 2018 Employee Stock Purchase Plan, which number excludes the 386,000 shares that were added to the plan as a result of the automatic annual increase on January 1, 2024. The 2018 Employee Stock Purchase Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2019 through January 1, 2028, by the least of 386,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. As of December 31, 2023, a total of 365,949 shares of our common stock have been reserved for future issuance of awards under the Inducement Plan. On February 28, 2024, our board of directors approved (i) an amendment to the Inducement Plan to increase the number of shares of Common Stock reserved and available for issuance under the Inducement Plan by 1,380,762 shares of Common Stock and (ii) an amendment to the Strongbridge Inducement Plan to reduce the number of shares of Common Stock reserved and available for issuance under the Strongbridge Inducement Plan by 1,380,762 shares. These additional 1,380,762 shares of Common Stock were registered with the SEC on March 6, 2024.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Policy
Under our director compensation program, we pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairperson of each committee receives an additional retainer for such service as set forth below. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our board of directors or such committee. The fees paid to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

	Member Annual Fee ($)	Chairperson Additional Annual Fee ($)
Board of Directors	40,000	N/A
Audit Committee	10,000	10,000
Compensation Committee	7,500	7,500
Nominating and Corporate Governance Committee	5,000	5,000
We also provide an annual fee of $27,500 for our lead independent director (to the extent such lead independent director is not the chairperson). Effective January 1, 2024, we have amended our director compensation program to increase the annual fee for lead independent director to $30,000 and to increase the annual retainer for board service to $50,000.
For fiscal year 2023, our non-employee director compensation policy provided that each new non-employee director elected or appointed to our board of directors would be granted an option to purchase 85,000 restricted stock units of our common stock on the date of such director’s election or appointment to the board of directors, or the Initial Grant. Such options would vest over three years, subject to continued service as a director through such vesting date(s). On the date of each annual meeting of stockholders of our company, each non-employee director, other than a director receiving an Initial Award, would be granted an additional option to purchase 42,500 restricted stock units of our common stock, or the Annual Grant, which vests in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting subject to continued service as a director through such vesting date(s). Effective January 1, 2024, the Initial Grant was increased to 100,000 restricted stock units and the Annual Grant was increased to 50,000 restricted stock units. All outstanding equity awards held by non-employee directors will fully vest and become exercisable or nonforfeitable upon a Sale Event (as defined in the Company’s 2018 Stock Option and Incentive Plan) or any other equity incentive plan under which the award is granted.
We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our board of director and committee meetings.
This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.
Non-Employee Director Compensation Table - 2023
The table below shows all compensation paid to our non-employee directors during 2023.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
BJ Bormann (3)	60,000	123,250	183,250
Dawn Halkuff (4)	52,500	123,250	175,750
Marla Persky (5)	60,000	123,250	183,250
John Schmid (6)	95,000	123,250	218,250
Jeffrey Sherman (7)	52,500	123,250	175,750
Garheng Kong (8)	50,000	123,250	173,250
John Johnson (9)	45,000	123,250	168,250
Ricki Fairley (10)	40,000	107,950	147,950
(1)     Amounts represent annual fees earned for services on our board of directors rendered by each member of the board of directors.

(2)     The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock units awards granted to our non-employee directors as of the grant date as computed in accordance with Accounting Standards Codification Topic 718 issued by the Financial Accounting Standards Board, not including any estimates of forfeitures. The assumptions used in calculating the grant date fair value of the restricted stock units awards reported in the Stock Awards column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K. Note that the amounts reported in this column reflect the accounting cost for these restricted stock units awards and do not correspond to the actual economic value that may be received by our non-employee directors from the restricted stock units awards.
(3)    As of December 31, 2023, Dr. Bormann held unexercised options to purchase 87,106 shares of our common stock and 42,500 unvested restricted stock units.
(4)    As of December 31, 2023, Ms. Halkuff held unexercised options to purchase 87,106 shares of our common stock and 42,500 unvested restricted stock units.
(5)    As of December 31, 2023, Ms. Persky held unexercised options to purchase 87,106 shares of our common stock and 42,500 unvested restricted stock units
(6)    As of December 31, 2023, Mr. Schmid held unexercised options to purchase 92,676 shares of our common stock and 42,500 unvested restricted stock units.
(7)    As of December 31, 2023, Dr. Sherman held unexercised options to purchase 196,866 shares of our common stock and 42,500 unvested restricted stock units.
(8)    As of December 31, 2023, Dr. Kong held unexercised options to purchase 159,137 shares of our common stock and 42,500 unvested restricted stock units.
(9)    As of December 31, 2023, Mr. Johnson held unexercised options to purchase 426,747 shares of our common stock and 42,500 unvested restricted stock units. Mr. Johnson subsequently exercised options to purchased 215,600 shares of our common stock on March 18, 2024.
(10)    As of December 31, 2023, Ms. Fairley held 85,000 unvested restricted stock units.

RELATED PERSON TRANSACTION POLICY AND PROCEDURES
The Company has adopted a written Related Person Transaction Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” For purposes of the Company's policy only, a “related person transaction” is any transaction in which the Company is a participant and a “related person” has a direct or indirect material interest. A related person is any director or executive officer, director nominee, or more than 5% shareholder of the Company, including any of their immediate family members.
Under the policy, where a transaction has been identified as a related person transaction, the audit committee reviews the material facts of such related person transaction for consideration and approval or ratification. In reviewing any related person transaction, the audit committee is required to take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the related person transaction. In connection with its review of any related person transaction, the Company is required to provide the audit committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of the Company in connection with such related person transaction. Certain related party transactions have been deemed to be pre-approved by the audit committee pursuant to the Company’s Related Person Transaction Policy. For example, transactions with another company, other than an acquisition by the Company of that company, if the only relationship that the related person has with such company is as a non-executive employee, director or beneficial owner of less than 10% of such company’s shares, provided that the aggregate amount involved in such transaction does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues and that the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances are deemed pre-approved under the policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Transactions
Other than the compensation agreements and other arrangements described under the “Executive Compensation” and the “Non-Employee Director Compensation” sections in this proxy statement and the transactions described below, since January 1, 2023, there has not been and there is not currently proposed any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, a holder known to us to beneficially own five percent or more of our voting securities or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.
Agreements with Horizon Therapeutics plc
On November 22, 2022, we entered into a research collaboration and option agreement with Horizon Therapeutics plc, or Horizon. We granted Horizon an option to obtain a commercial license for any reformulated product developed under the research program. A payment of $6.0 million was recognized in 2023 in connection with the achievement of the minimally acceptable target product profile by a reformulated product generated through the research program. On January 8, 2024 Horizon exercised the option to continue development of and commercialize the reformulated product, and we entered into a license agreement with Horizon on January 10, 2024 pursuant to which we may also be entitled to receive additional development and regulatory milestones and royalties on future sales. Jeffrey Sherman, M.D., FACP, a member of our board of directors, was until November 2023 the executive vice president and chief medical officer of Horizon Therapeutics plc.
Private Placement
In January 2022, we entered into a Securities Purchase Agreement with Armistice Capital Master Fund Ltd., or Armistice, one of our 5% stockholders, pursuant to which we issued to Armistice in a private placement, or the Private Placement, 10,238,908 shares of our common stock and warrants to purchase 5,119,454 shares of common stock at an exercise price of $3.223 per share, resulting in aggregate gross proceeds of approximately $16.5 million if fully exercised. The warrants are immediately exercisable and will remain exercisable for five years from February 7, 2022. In connection with the Private Placement, we also entered into a Registration Rights Agreement with Armistice, pursuant to which we were required to file a registration statement with the SEC following the closing of the Private Placement to register for resale the shares of common stock and the shares of common stock issuable upon the exercise of the warrants sold in the Private Placement.
Agreements with Stockholders
In connection with Xeris Pharmaceuticals, Inc.’s Series C preferred stock financing, it entered into investors’ rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with certain holders of its preferred stock and certain holders of our common stock. These stockholder agreements were terminated in connection with Xeris Pharmaceuticals, Inc.’s initial public offering, except for the registration rights granted under its investors’ rights agreement.
Limitation of Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that limit or eliminate the personal liability of our directors to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•any transaction from which the director derived an improper personal benefit.
These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, our bylaws provide that:
•we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.
We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law, including by indemnifying these individuals for certain expenses (including attorney's fees), judgments, fines and settlement amounts (if such settlement is approved by the Company in advance) incurred in connection with any action or proceeding arising out of that person's services as a director or executive officer brought on behalf of us or in furtherance of our rights. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available.
We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

PRINCIPAL STOCKHOLDERS
The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of April 12, 2024 by:
•each of our directors;
•each of our named executive officers;
•all of our directors and executive officers as a group; and
•each person, or group of affiliated persons, who is known by us to be a beneficial owner of greater than 5.0% of our common stock.
The column entitled “Shares Beneficially Owned” is based on a total of 148,253,615 shares of our common stock outstanding as of April 12, 2024.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or RSUs that are currently exercisable or exercisable within 60 days of April 12, 2024 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607.

	Shares Beneficially Owned
	Number	Percentage
5% Stockholders
BlackRock, Inc. (1)	10,011,391	6.75%
The Vanguard Group (2)	7,086,345	4.78%
Stonepine Capital Management, LLC (3)	5,937,000	4.00%

Directors, Named Executive Officers and Other Executive Officers
Paul Edick (4)	2,531,244	1.69%
Steven Pieper (5)	461,015	*
John Shannon (6)	975,961	*
Beth Hecht (7)	598,629	*
Ken Johnson (8)	337,790	*
John Schmid (9)	166,835	*
BJ Bormann (10)	144,606	*
Jeffrey Sherman (11)	231,646	*
Marla Persky (12)	150,976	*
Dawn Halkuff (13)	150,016	*
John Johnson (14)	967,130	*
Garheng Kong (15)	188,281	*
Ricki Fairley (16)	28,334	*
All current executive officers and directors as a group (13 persons)	6,932,463	4.56%
* less than one percent.
(1)Based solely on a Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc., or Blackrock. BlackRock reports sole voting power with respect to 9,927,420 shares and sole dispositive power with respect to 10,011,391 shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(2)Based solely on a Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group, or Vanguard. Vanguard reports shared voting power with respect to 216,507 shares, sole dispositive power with respect to 6,821,841 shares and shared dispositive power with respect to 264,504 shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(3)Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024 by Stonepine Capital Management, LLC or Stonepine. Stonepine is the general partner and investment adviser of Stonepine Capital, L.P., a Delaware limited partnership. Jon Plexico and Timothy Lynch are the control persons of Stonepine. Stonepine reports sole voting power with respect to 5,937,000 shares and sole dispositive power with respect to 5,937,000 shares. The principal business address of Stonepine Capital Management, LLC, Stonepine Capital, L.P., Jon Plexico and Timothy Lynch is 919 NW Bond Street, Suite 204, Bend, OR 97703.

(4)Consists of (i) 1,128,342 shares of common stock, (ii) 1,369,472 shares of common stock underlying options exercisable within 60 days of April 12, 2024, and (iii) 33,430 shares of common stock held by the Paul R. Edick 2008 Revocable Trust, or the 2008 Trust Shares. Mr. Edick may be deemed to beneficially own the 2008 Trust Shares. Mr. Edick disclaims beneficial ownership of the 2008 Trust Shares and this shall not be deemed an admission that he is the beneficial owner of the 2008 Trust Shares.
(5)Consists of (i) 387,105 shares of common stock and (ii) 73,910 shares of common stock underlying options exercisable within 60 days of April 12, 2024.
(6)Consists of (i) 553,691 shares of common stock and (ii) 422,270 shares of common stock underlying options exercisable within 60 days of April 12, 2024.
(7)Consists of (i) 316,129 shares of common stock and (ii) 282,500 shares of common stock underlying options exercisable within 60 days of April 12, 2024.
(8)Consists of (i) 105,290 shares of common stock and (ii) 232,500 shares of common stock underlying options exercisable within 60 days of April 12, 2024.
(9)Consists of (i) 20,659 shares of common stock, (ii) 135,176 shares of common stock underlying options exercisable and RSU vesting within 60 days of April 12, 2024, and (iii) 11,000 shares of common stock held by the Schmid Family 2017 Trust or 2017 Trust Shares. Mr. Schmid may be deemed to beneficially own the 2017 Trust Shares. Mr. Schmid disclaims beneficial ownership of the 2017 Trust Shares and this shall not be deemed an admission that he is the beneficial owner of the 2017 Trust Shares.
(10)Consists of (i) 15,000 shares of common stock and (ii) 129,606 shares of common stock underlying options exercisable and RSU vesting within 60 days of April 12, 2024.
(11)Consists of (i) 77,280 shares of common stock and (ii) 154,366 shares of common stock underlying options exercisable and RSU vesting within 60 days of April 12, 2024.
(12)Consists of (i) 15,000 shares of common stock, (ii) 129,606 shares of common stock underlying options exercisable and RSU vesting within 60 days of April 12, 2024, and (iii) 6,370 shares of common stock held by the Marla Susan Persky 2000 Revocable Trust or 2000 Trust Shares. Ms. Persky may be deemed to beneficially own the 2000 Trust Shares. Ms. Persky disclaims beneficial ownership of the 2000 Trust Shares and this shall not be deemed an admission that he is the beneficial owner of the 2000 Trust Shares.
(13)Consists of (i) 15,000 shares of common stock, (ii) 129,606 shares of common stock underlying options exercisable and RSU vesting within 60 days of April 12, 2024, and (iii) 5,410 shares of common stock held by the Dawn Halkuff 2017 Revocable Trust or 2017 Trust Shares. Ms. Halkuff may be deemed to beneficially own the 2017 Trust Shares. Ms. Halkuff disclaims beneficial ownership of the 2017 Trust Shares and this shall not be deemed an admission that he is the beneficial owner of the 2017 Trust Shares.
(14)Consists of (i) 798,483 shares of common stock and (ii) 168,647 shares of common stock underlying options exercisable and RSU vesting within 60 days of April 12, 2024.
(15)Consists of (i) 71,644 shares of common stock and (ii) 116,637 shares of common stock underlying options exercisable and RSU vesting within 60 days of April 12, 2024.
(16)Consists of 28,334 shares of common stock.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports filed on the SEC’s EDGAR system and written representations that no other reports were required, during the fiscal year ended December 31, 2023, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

REPORT OF THE AUDIT COMMITTEE
The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Xeris’ financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of Xeris’ independent registered public accounting firm, (3) the performance of Xeris’ internal audit function, if any, and (4) other matters as set forth in the charter of the audit committee approved by the board of directors.
Management is responsible for the preparation of Xeris’ financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of Xeris’ financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of Xeris for the fiscal year ended December 31, 2023. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the audit committee received written communications from the independent registered public accounting firm concerning independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.
Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements of Xeris be included in Xeris’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, that was filed with the SEC. The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF XERIS BIOPHARMA HOLDINGS, INC.
John Schmid, Chairperson
Garheng Kong
Marla Persky

April 23, 2024

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” notices of internet availability of proxy materials or other annual meeting materials with respect to two or more stockholders sharing the same address. This means that only one copy of our notice of internet availability of proxy materials or other meeting materials may have been sent to multiple stockholders in your household unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you want to receive separate copies of the notice of internet availability of proxy materials or other annual meeting materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us. You may contact us and we will promptly deliver a separate copy of any such document to you upon written or oral request to Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607, Attention: Corporate Secretary, telephone: 1-844-445-5704.

STOCKHOLDER PROPOSALS
A stockholder who would like to have a proposal presented at the 2025 annual meeting of stockholders, pursuant to Rule 14a-8 of the Exchange Act, must be received by us no later than December 26, 2024 in order to be included in the proxy statement relating to that meeting. However, if the date of the 2025 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2025 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Rule 14a-8 proposals must be delivered by mail to our principal executive offices. Stockholder proposals should be addressed to Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607, Attention: Corporate Secretary. We also encourage you to submit any such proposals via email to legal@xerispharma.com. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 6, 2025.

In addition, our bylaws require that we be given advance notice of nominations of persons for election to the Board of Directors and the proposal of other business to be considered by stockholders for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). For nominations or other business to be properly brought before an annual meeting in accordance with our bylaws, the stockholder must have given timely notice in writing to the Secretary of the Company and have provided the other information and satisfied the other requirements described in our bylaws. To be timely, the required notice must be in writing and received by our corporate secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is first convened more than 30 days before, or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received by the corporate secretary not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) the tenth day following the day on which public announcement of the date of such meeting is first made. For stockholder proposals to be brought before the 2025 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 5, 2025 and no later than March 7, 2025. Stockholder proposals and the required notice should be addressed to Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607, Attention: Corporate Secretary.
OTHER MATTERS
Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

APPENDIX A
FIRST AMENDMENT
TO THE
XERIS PHARMACEUTICALS, INC.
2018 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Xeris Biopharma Holdings, Inc., a Delaware corporation incorporated under (the “Company”), maintains and operates the Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan (the “ESPP”), which was previously adopted by the board of directors and approved by the stockholders of Xeris Pharmaceuticals, Inc. in 2018, and assumed by the Company and approved by the Company’s stockholders in 2021;

WHEREAS, the Board of Directors (the “Board”) of the Company believes that the number of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), remaining available for issuance under the ESPP has become insufficient for the Company’s anticipated future needs under the ESPP;

WHEREAS, Section 18 of the ESPP provides that the Board may amend the ESPP at any time, subject to certain conditions set forth therein; and

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the ESPP to (i) remove the “evergreen” provision which provides for annual increases in the aggregate number of shares of Common Stock available for issuance under the ESPP and in lieu thereof, (ii) increase the aggregate number of shares of Common Stock available for issuance under the ESPP by 6,636,632 shares to 8,854,709 shares.

NOW, THEREFORE, the ESPP be and it is hereby amended, subject to approval of the Company’s stockholders, in the following particulars:

1.Amendment of ESPP to Remove Annual Increase provision and Increase Shares. By deleting the second sentence of the first paragraph of the ESPP and inserting the following sentence in lieu thereof:
“8,854,709 shares of Common Stock have been approved and reserved for this purpose”.

2. Effective Date of Amendment. This amendment to the ESPP shall become effective upon the date that it is approved by the Company’s stockholders in accordance with applicable laws and regulations at an annual or special meeting held within twelve months of the date it is adopted by the Board.

3. Other Provisions. Except as set forth above, all other provisions of the ESPP shall remain unchanged.

ADOPTED BY THE BOARD OF DIRECTORS: February 28, 2024

APPROVED BY THE STOCKHOLDERS:

Xeris Biopharma
P.O. BOX 8016, CARY, NC 27512-9903

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Xeris Biopharma Holdings, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 12, 2024

Wednesday, June 5, 2024 8:00 AM, Central Daylight Time

Annual Meeting to be held live via the internet - please visit www.proxydocs.com/XERS for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 8:00 AM, Central Daylight Time, June 5, 2024.

Internet:
www.proxypush.com/XERS
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-229-1034
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Virtual:
You must register to attend the meeting online and/or participate at www.proxydocs.com/XERS

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Paul R. Edick and Steven M. Pieper, (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Xeris Biopharma Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, **IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATIONS.** This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

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Xeris Biopharma Holdings, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 4 AND 5
THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR.

PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1. Election of Directors					
	FOR	WITHHOLD			
1.01 Paul R. Edick	☐	☐			FOR
1.02 Ricki Fairley	☐	☐			FOR
1.03 Marla S. Persky	☐	☐			FOR
	FOR	AGAINST	ABSTAIN		
2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024.	☐	☐	☐		FOR
	1YR	2YR	3YR	ABSTAIN	
3. To indicate, on a non-binding advisory basis, the preferred frequency of future stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐	1 YEAR
	FOR	AGAINST	ABSTAIN		
4. To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐		FOR
5. To approve an amendment to the Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan, to (i) remove the "evergreen" provision which provides for annual increases in the aggregate number of shares available for issuance thereunder and (ii) increase the aggregate number of shares available for issuance thereunder by 6,636,632 additional shares.	☐	☐	☐		FOR

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